UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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EDCI Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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EDCI Holdings, Inc.
 11 East 44th Street, Suite 1201
 New York, New York 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON __________, 2010

To the Stockholders of EDCI Holdings, Inc.:

We cordially invite you to attend the Special Meeting of Stockholders of EDCI Holdings, Inc., a Delaware corporation (“EDCI” or the “Company”), to be held on __________, 2010 at ___:___ [a.m./p.m.], Eastern time, at _________________________.  At the special meeting, you will be asked to vote on the following matters:

•
Reverse/Forward Stock Split.  To consider and vote upon a proposal to adopt two amendments to the Company’s Certificate of Incorporation.  The amendments will provide for (i) a reverse 1-for-1,400 stock split, followed immediately by (ii) a forward 1,400-for-1 stock split.  Each record stockholder owning fewer than 1,400 shares of common stock, $0.02 par value per share, immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $3.44 per share on a pre-split basis.  The text of the proposed amendments is attached as Appendix A to the accompanying proxy statement.

•
Adjournment.  To approve the adjournment of the special meeting, if necessary, to permit the solicitation of additional proxies in the event there are not sufficient votes, in person or by proxy, to approve the above proposal.

•
Other Matters.  To transact any other business as may properly come before the special meeting or any adjournments of the special meeting.  The Board of Directors is not aware of any other business to come before the special meeting.

 If approved at the special meeting, the reverse/forward stock split transaction will affect our stockholders as follows:

If you are a record stockholder with:	Effect:

1,400 or more shares	You will continue to hold the same number of shares.

Fewer than 1,400 shares	You will be entitled to receive $3.44 in cash, without interest, per share of stock you own.

The primary effect of this transaction will be to reduce our total number of stockholders of record to below 300.  As a result, we will terminate the registration of our common stock under federal securities laws, our reporting obligations with the Securities and Exchange Commission (“SEC”) will be suspended, and our common stock will no longer be eligible for trading on the NASDAQ Stock Market.  Any trading in our common stock after the split transaction and deregistration under the Exchange Act will occur, if at all, in privately negotiated sales or in the “Pink Sheets.”  We expect our common stock still will be eligible to trade in the Pink Sheets after the split transaction and the deregistration of our common stock.

A special committee of the Board of Directors consisting solely of independent directors (the “Special Committee”) was formed to determine the advisability and fairness to us and our stockholders of engaging in a going private transaction, the various alternatives for consummating a going private transaction and to recommend to the full Board the type of transaction to effectuate the going private transaction and the recommended terms thereof.  The Special Committee has received a fairness opinion from Coady Diemar Partners, LLC, its independent financial advisor, indicating that the consideration to be received by our unaffiliated non-continuing stockholders for their shares of common stock to be cashed-out as a result of the reverse stock split is fair from a financial point of view to such stockholders.

We are proposing this transaction because the Special Committee and our Board of Directors has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the perceived advantages, especially given the fact that the Company is in dissolution and is in the process of winding-up its business and affairs.  In addition, the Special Committee has concluded that the transaction is in the best interests of, and the price to be paid per pre-split share to fractional stockholders is fair to, our unaffiliated stockholders and has unanimously recommended the transaction to the Board.  Based on such recommendation, the Board has unanimously determined that the transaction is fair to, and in the best interests of, EDCI and our stockholders, including all of our unaffiliated stockholders.

Only holders of record of the Company’s common stock as of the close of business on __________, 2010 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponments of the special meeting.  YOUR VOTE IS VERY IMPORTANT.  The affirmative vote of the holders of a majority of the outstanding shares of EDCI common stock is required for the adoption of the amendments to the Company’s Certificate of Incorporation and, accordingly, the reverse/forward stock split transaction.

The accompanying proxy statement includes a discussion of the alternatives and factors considered by the Board in connection with its approval of the reverse/forward stock split, and we encourage you to carefully read the proxy statement and its appendices.  EDCI’s Board of Directors believes the terms of the proposed transaction are fair and are in the best interests of our unaffiliated stockholders, and unanimously recommends that you vote “FOR” the proposal to amend our Certificate of Incorporation.

This notice and the accompanying proxy statement and related materials are first being mailed to holders of record of our common stock on or about __________, 2010.  You may vote your shares in person at the special meeting, via the Internet, by telephone or by mail.  If you choose to vote in person at the special meeting, via the Internet or by telephone, you do not need to mail in a proxy card.  A list of stockholders entitled to vote at the special meeting will be open to the examination of any stockholder for any purpose relevant to the meeting, during ordinary business hours, for a period of 10 days prior to the special meeting at the Company’s offices located at 11 East 44th Street, Suite 1201, New York, New York and will be available at the meeting for such purpose.

Whether or not you plan to attend the special meeting, please MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE so that your shares may be voted in accordance with your wishes.  YOU ALSO MAY VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET as described in the following materials.

By Order of the Board of Directors,

New York, New York __________, 2010	Clarke H. Bailey Chairman of the Board and Chief Executive Officer

THE REVERSE/FORWARD STOCK SPLIT TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
Date, Time, and Place of Special Meeting; Proposals to be Considered at the Special Meeting	1
Record Date	2
Vote Required for Approval	2
The Company	2
Introduction and Overview of the Split Transaction	3
Background of the Split Transaction	3
Reasons for the Split Transaction	4
Fairness of the Split Transaction	4
Fairness Opinion of the Financial Advisor	4
Structure of the Split Transaction	4
Effects of the Split Transaction	4
Interests of Certain Persons in the Split Transaction	5
Financing of the Split Transaction	5
Material Federal Income Tax Consequences of the Split Transaction	5
Appraisal or Dissenters’ Rights	5
Recommendations of Special Committee and Board of Directors	5
QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION AND THE SPECIAL MEETING	6
THE SPECIAL MEETING OF EDCI’S STOCKHOLDERS	10
Date, Time, and Place of Special Meeting	10
Matters to be Considered at the Special Meeting	10
Record Date; Voting Power	10
Quorum	10
Vote Required for Approval	10
Voting and Revocation of Proxies	11
Solicitation of Proxies; Expenses of Solicitation	11
Other Matters to be Considered at the Special Meeting	12
PROPOSAL 1: THE SPLIT TRANSACTION – SPECIAL FACTORS	13
Overview of the Split Transaction	13
Background of the Split Transaction	14
Reasons for the Split Transaction	20
Fairness of the Split Transaction	22
Effects of the Split Transaction	26
Recommendation of the Special Committee	27
Recommendation of the Board of Directors	27
Fairness Opinion of Financial Advisor	27
Structure of the Split Transaction	37
Effects of the Split Transaction on the Company	37
Interests of Certain Persons in the Split Transaction	39
Financing of the Split Transaction	40
Material Federal Income Tax Consequences of the Split Transaction	40
Appraisal or Dissenters’ Rights	41
Regulatory Requirements	42
Accounting Treatment	42
Fees and Expenses	42
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	43
MARKET PRICE OF EDCI COMMON STOCK AND DIVIDEND INFORMATION	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
DIRECTORS AND EXECUTIVE OFFICERS	48

i

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING	49
STOCKHOLDER COMMUNICATIONS AND PROPOSALS OF STOCKHOLDERS	49
FORWARD-LOOKING STATEMENTS	50
INCORPORATION BY REFERENCE	51
WHERE YOU CAN FIND MORE INFORMATION	52
HOUSEHOLDING	52
OTHER BUSINESS	52
APPENDICES
A-1 Proposed Form of Amendment to Certificate of Incorporation to Effect Reverse Stock Split
A-2 Proposed Form of Amendment to Certificate of Incorporation to Effect Forward Stock Split
B Opinion of Coady Diemar Partners, LLC

ii

EDCI Holdings, Inc.
11 East 44th Street, Suite 1201
New York, New York 10018

Proxy Statement

for the
Special Meeting of Stockholders

To Be Held on __________, 2010

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of EDCI Holdings, Inc., a Delaware corporation (“EDCI,” the “Company,” “we,” or “our”), to be used at our Special Meeting of Stockholders and at any adjournments of the meeting.  The meeting is scheduled to be held as follows:

__________, __________, 2010
___:00 [a.m./p.m.], Eastern time
_____________________
_____________________
_____________________

We are first mailing this proxy statement and the accompanying form of proxy to stockholders on or about __________, 2010.

SUMMARY TERM SHEET

This summary provides an overview of material information from this proxy statement.  However, it is a summary only.  To better understand the reverse stock split and forward stock split transaction and for a more complete description of its terms, and for a description of other matters to be considered at the special meeting, we encourage you to read carefully this entire document and the documents to which it refers before voting.

In this proxy statement, the term “split transaction” refers to the reverse and forward stock splits, together with the related cash payments to registered stockholders holding fewer than 1,400 shares at the effective time of the split transaction.  The term “non-continuing stockholders” of the Company means all record holders of common stock of the Company (i.e., registered owners of the shares whose names appear on the Company’s records as stockholders) with fewer than 1,400 shares at the effective time of the reverse stock split transaction.  The term “continuing stockholders” means all record holders of common stock of the Company with at least 1,400 shares at the effective time of the reverse stock split transaction.  References to “common stock” or “shares” refer to the Company’s common stock, par value $0.02 per share.

Date, Time, and Place of Special Meeting; Proposals to be Considered at the Special Meeting

Our Board of Directors is asking for your proxy for use at a special meeting of stockholders to be held on __________, __________, 2010, at ___:00 [a.m./p.m.], Eastern time, at ___________________________________, and at any adjournments or postponements of that meeting.  At the special meeting, stockholders will be asked:

•
to consider and vote upon a proposal to adopt amendments to our Certificate of Incorporation that will result in a 1-for-1,400 reverse stock split followed immediately by a 1,400-for-1 forward stock split; and

•
to approve the adjournment of the special meeting, if necessary, to permit the solicitation of additional proxies in the event there are not sufficient votes, in person or by proxy, to approve the above proposal.

Stockholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the annual meeting.  See “About the Special Meeting.”

Record Date

You may vote at the special meeting if you owned Company common stock at the close of business on __________, 2010, which has been set as the record date.  At the close of business on the record date, there were 6,730,099 shares of our common stock issued and outstanding.  You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Vote Required for Approval

Proposal 1 – The Reverse/Forward Stock Split.  Approval of the split transaction requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting, or 3,365,050 of the 6,730,099 outstanding shares.  Because the executive officers and directors of the Company have the power to vote a total of 397,527 shares and we believe that all of such executive officers and directors will vote in favor of the transaction, this means a total of 2,967,523 shares held by stockholders who are not executive officers or directors of the Company will be required to vote in favor of the transaction for it to be approved.  Because the executive officers and directors of the Company own only approximately 5.9% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

Proposal 2 – Adjournment of the Special Meeting.  Approval of the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires more votes cast in favor of the proposal than are cast against it.  See “About the Special Meeting – Vote Required for Approval.”

The Company

EDCI Holdings, Inc. is a holding company and parent of Entertainment Distribution Company, Inc., which, together with its wholly-owned and controlled majority subsidiaries, is a multi-national company in the manufacturing and distribution segment of the optical disc industry.  The Company has one reportable business segment operated by its subsidiary, Entertainment Distribution Company, LLC (“EDC”), which provides pre-recorded products and distribution services to the entertainment industry.  The primary customer of EDC is Universal Music Group (“Universal”).  The Company’s principal executive offices are located in New York City at 11 E. 44th Street, Suite 1201, New York, New York 10018, and its telephone number for investor relations is (646) 401-0084.  The Company’s common stock is publicly traded on the NASDAQ Capital Market under the symbol “EDCI.”  As of the close of business on __________, 2010, the last trade of our common stock as reported on the NASDAQ Capital Market was $_____ per share.

EDCI is currently comprised of the following: first, EDCI, indirectly through certain subsidiaries, owns 97.99% of the limited liability company units of EDC, which was formed through the acquisition of the U.S. and central European CD and DVD manufacturing and distribution operations of Universal in May 2005.  Additionally, as of June 30, 2010, EDCI had approximately $29.4 million of cash and cash equivalents that was unencumbered by EDC.

On September 9, 2009, EDCI’s Board of Directors unanimously approved recommending a dissolution process to EDCI’s stockholders, and on October 14, 2009 approved the final Plan of Complete Liquidation and Dissolution (“Plan of Dissolution”).  At a special meeting held on January 7, 2010, the stockholders of EDCI approved the voluntary dissolution and liquidation of EDCI pursuant to the Plan of Dissolution.  Delaware law provides that a corporation may dissolve upon the recommendation of the Board of Directors of the corporation, followed by the approval of its stockholders.  As the Plan of Dissolution was approved by the requisite vote of our stockholders, we filed a certificate of dissolution with the Delaware Secretary of State in January 2010.

The Plan of Dissolution provides for the voluntary dissolution, liquidation, and winding-up of EDCI.  As of January 2010, we ceased all of EDCI’s business activities except for those relating to winding up EDCI’s business and affairs during a minimum three-year period required under Delaware law, including, but not limited to, gradually settling and closing its business, prosecuting and defending suits by or against EDCI, seeking to convert EDCI’s assets into cash or cash equivalents, discharging or making provision for discharging EDCI’s known and unknown liabilities, making cash distributions to our stockholders, withdrawing from all jurisdictions in which EDCI is qualified to do business and, if EDCI is unable to convert any assets to cash or cash equivalents by the end of the three-year period, distributing EDCI’s remaining assets in-kind among our stockholders according to their interests or placing them in a liquidating trust for the benefit of our stockholders, and, subject to statutory limitations, taking all other actions necessary to wind up the Company’s business and affairs.

EDCI’s ownership of 97.99% of the membership units of EDC is an asset of EDCI that is subject to the Plan of Dissolution.   The Plan of Dissolution does not directly involve the operating business, assets, liabilities or corporate existence of EDC.  Beginning in January 2010, EDCI’s consolidated financials are required to reflect EDC’s assets and liabilities under the liquidation basis of accounting and it should be noted that during EDCI’s three-year dissolution period, EDCI will continue to seek value for its investment in EDC by exploring strategic alternatives and seeking, as appropriate, cash distributions, subject to applicable legal requirements.  While EDC is currently examining the possibility of making a distribution, including from EDC’s German and UK subsidiaries (“EDC’s European Operation”) to EDCI, such a distribution remains subject to the future operating performance of EDC’s European Operation and compliance with German law and tax considerations, and the distribution of any cash from EDC to EDCI is subject to additional security obligations and additional U.S. legal and tax considerations.  As previously disclosed, the cooperation of Universal, EDC’s largest customer, is critical to any sale of EDC’s European Operation and based on negotiations with a potential acquirer during the fourth quarter of 2009 and first quarter of 2010, EDC does not believe Universal will cooperate on acceptable terms with any such transaction.  As a result, any transaction involving the sale of EDC’s European Operation is unlikely.  If EDCI continues to own any interest in EDC at the end of the three year dissolution period, EDCI anticipates transferring such interests to a liquidating trust, for the benefit of our stockholders.

On February 1, 2010, pursuant to the above-referenced Plan of Dissolution, EDCI made an initial dissolution distribution to its stockholders of $3.12 per share of its common stock.  In addition, on July 30, 2010 EDCI made a second dissolution distribution to its stockholders of $1.56 per share.  In the aggregate, approximately $31.5 million of EDCI’s cash, or $4.68 per share, has been returned to its stockholders pursuant to these two distributions.

Introduction and Overview of the Split Transaction

We are proposing that our stockholders adopt amendments to our Certificate of Incorporation that will result in a reverse 1-for-1,400 stock split followed immediately by a forward 1,400-for-1 stock split.  If the split transaction is completed, our record stockholders who hold only fractional shares after giving effect to the reverse 1-for-1,400 stock split will receive a payment of $3.44 per share for each pre-split share.  If the reverse stock split is completed, record stockholders with fewer than 1,400 pre-split shares will have no interest in the Company and will become entitled only to a cash payment for their shares following the reverse stock split.  After we complete the reverse stock split and identify those stockholders entitled to payment for their pre-split shares, we will complete a forward stock split in which each share of common stock will be converted into 1,400 shares of common stock post-split.  As a result of this subsequent forward stock split, record stockholders who hold 1,400 or more shares prior to the reverse stock split will ultimately hold the same number of shares following the forward stock split.  The effect of the split transaction will be to reduce the number of stockholders of record to less than 300, which will allow us to suspend our reporting obligations under federal securities laws.

We expect to pay a total of approximately $2.1 million to stockholders in the reverse stock split and we anticipate that the number of outstanding shares of our common stock will decrease approximately 9%, from 6,730,099 shares to approximately 6,130,099 shares as a result of the split transaction.  These numbers and amounts may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.  In this connection, we have reserved up to $4 million in the event additional stockholders are required to be cashed-out.  See “Proposal 1 – The Split Transaction – Special Factors – Overview of the Split Transaction.”

Background of the Split Transaction

For a description of the events leading to the approval of the split transaction by the Special Committee and Board of Directors and the reasons for its approval, you should refer to “Proposal 1 – The Split Transaction – Special Factors – Background of the Split Transaction,” “– Reasons for the Split Transaction,” “– Fairness of the Split Transaction,” and “– Board Recommendation” on pages ___ through ___.  As we explain more fully in these sections, the Special Committee and Board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company.

Reasons for the Split Transaction

The Special Committee and Board’s reasons for the split transaction are set forth on pages ___ to ___.  The Special Committee and Board have concluded that the costs of complying with the securities laws outweigh the benefits the Company receives for being an SEC reporting company, especially given the fact the Company is currently in dissolution.  See “Proposal 1 – The Split Transaction – Special Factors – Reasons for the Split Transaction.”

Fairness of the Split Transaction

The Special Committee and the Board fully considered and reviewed the terms, purpose, alternative, and effects of the split transaction.  Based on its review, the Special Committee unanimously determined that the split transaction is procedurally and substantively fair to, and in the best interests of, our unaffiliated stockholders, including the unaffiliated stockholders who will receive cash consideration in the split transaction and unaffiliated stockholders who will continue as our stockholders.  Additionally, based on its review, the Board unanimously determined that the split transaction is procedurally and substantively fair to, and in the best interests of, all of our stockholders, including all unaffiliated stockholders.  The Special Committee and Board unanimously approved the split transaction.  See “Proposal 1 – The Split Transaction – Special Factors – Fairness of the Split Transaction.”

For a complete discussion of the positive and negative factors considered by the Special Committee and Board, please see pages ___ through ___.

Fairness Opinion of Financial Advisor

In deciding to approve the split transaction and recommend it to our stockholders, the Special Committee and Board of Directors considered the opinion of Coady Diemar Partners, LLC (“Coady Diemar”) that the $3.44 consideration proposed to be paid to the unaffiliated non-continuing stockholders is fair from a financial point of view to those stockholders.

The full text of the fairness opinion is attached to this proxy statement as Appendix B, and you are encouraged to read it carefully.  See “Proposal 1 – The Split Transaction – Special Factors – Fairness Opinion of Financial Advisor.”

Structure of the Split Transaction

The transaction has been structured as a two-step stock split transaction because the reverse stock split will enable us to reduce the number of our stockholders of record to fewer than 300, while the forward stock split will avoid disruption to the record stockholders that own 1,400 or more shares of common stock prior to the split transaction.  Because stockholders owning 1,400 or more shares of common stock are not affected by the two-step structure, this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement.  See “Proposal 1 – The Split Transaction – Special Factors – Background of the Split Transaction” beginning on page ___.

We intend to treat stockholders holding our common stock in street name in the same manner as our record stockholders.  This means that, prior to the effective date of the split transaction, we will conduct an inquiry of all brokers, banks, and other nominees that hold shares of our common stock in street name, ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the split transaction for those beneficial holders.  However, these brokers, banks, and other nominees may have different procedures for processing the split transaction.  Accordingly, if you hold your shares of common stock in street name, we encourage you to contact your broker, bank, or other nominee immediately.

Effects of the Split Transaction

The split transaction is a going private transaction for the Company, meaning it will allow us to de-register our common stock with the SEC and our reporting obligations under federal securities laws will be suspended.  For a further description of how the split transaction will affect our stockholders, including the different effects on the affiliated and unaffiliated continuing and non-continuing stockholders, please see “Proposal 1 – The Split Transaction – Special Factors – Fairness of the Split Transaction – Substantive Fairness” on pages ___ through ___.  For more information on the effects on the Company of the split transaction, see “Proposal 1 – The Split Transaction – Special Factors – Effects of the Split Transaction on the Company.”

Interests of Certain Persons in the Split Transaction

You should be aware that the directors and executive officers of the Company have interests in the split transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the split transaction.  See “Proposal 1 – The Split Transaction – Special Factors – Interests of Certain Persons in the Split Transaction.”

Financing of the Split Transaction

We estimate that the total funds required to fund the payment of the split transaction consideration to the non-continuing stockholders and to pay fees and expenses relating to the split transaction will be approximately $2.4 million.  This amount may increase or decrease as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.  We intend that the payments to the non-continuing stockholders and the costs of the split transaction will be paid from the Company’s cash-on-hand.  In this connection, we have reserved up to $4 million in the event additional stockholders are required to be cashed-out.

Material Federal Income Tax Consequences of the Split Transaction

We believe that the split transaction, if approved and completed, will have the following federal income tax consequences:

•	the split transaction should result in no material federal income tax consequences to the Company;

•	the continuing stockholders, whether affiliated or unaffiliated, will not recognize any gain or loss or dividend income in connection with the split transaction; and

•
the receipt of cash in the split transaction by the non-continuing stockholders, whether affiliated or unaffiliated, will be taxable to those stockholders, who generally will recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and their adjusted tax basis in their common stock surrendered.  Any such recognized gain will be treated as capital gain, unless, in the case of a particular stockholder, the receipt of the cash is deemed to have the effect of a dividend.

Because determining the tax consequences of the split transaction can be complicated, you should consult your own tax advisor to fully understand how the split transaction will affect you.  See “Proposal 1 – The Split Transaction – Special Factors – Federal Income Tax Consequences.”

Appraisal or Dissenters’ Rights

Under Delaware law, our Certificate of Incorporation, and our bylaws, you do not have dissenters’ rights of appraisal in connection with the split transaction.  Although you will not have appraisal rights in connection with the split transaction, you may pursue all available remedies under applicable law.

Recommendations of Special Committee and Board of Directors

The Board of Directors created the Special Committee to determine the advisability and fairness to us and our stockholders of engaging in a going private transaction, the various alternatives for consummating a going private transaction, and to recommend to the full Board the type of transaction to effectuate the going private transaction and the recommended terms thereof.  In that regard, the Special Committee considered the purposes of and certain alternatives to the split transaction, the related advantages and disadvantages to us and unaffiliated stockholders of the split transaction, and the fairness of the consideration to be paid to the non-continuing stockholders who will be cashed-out in the split transaction.

Following the Special Committee’s review of the fairness opinion rendered by Coady Diemar and the careful consideration of other factors relating to the advisability and fairness of the split transaction, the Special Committee determined that the split transaction is in the best interests of, and the price to be paid per fractional share is fair to, our unaffiliated stockholders, including those who will be continuing stockholders.  The Special Committee unanimously recommended the split transaction to the full Board.  Based in part on such recommendation, the Board unanimously determined that the split transaction is in the Company’s best interests and in the best interests of our stockholders, including unaffiliated stockholders who will be cashed-out in the split transaction and unaffiliated stockholders who will be continuing stockholders after the transaction is completed.

Therefore, our Board of Directors unanimously recommends that you vote “FOR” the proposed amendments to our Certificate of Incorporation which will effect the split transaction.

Our Board of Directors also recommends that you vote “FOR” the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies, if necessary.

QUESTIONS AND ANSWERS ABOUT THE
SPLIT TRANSACTION AND THE SPECIAL MEETING

Q:	What is the date, time, and place of the special meeting?

A:	The special meeting of our stockholders will be held on __________, __________, 2010, at ___:00 [a.m./p.m.] Eastern time at ________________________________________________________________.

Q:	What is the proposed split transaction?

A:
We are proposing that our stockholders approve a reverse 1-for-1,400 stock split followed immediately by a forward 1,400-for-1 stock split of our outstanding common stock.  The purpose of the split transaction is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300.  This will allow us to terminate our registration under the Securities Exchange Act of 1934 (the “Exchange Act”), and relieve us of the costs typically associated with the preparation and filing of reports and other documents with the SEC.

Q:	What will I receive in the split transaction?

A:
If you are the registered owner of fewer than 1,400 shares of our common stock on the date of the reverse stock split, you will receive $3.44 in cash from us for each pre-split share you own.  If you are the registered owner of 1,400 or more shares of our common stock on the date of the reverse stock split, you will not receive any cash payment for your shares in connection with the split transaction and will continue to hold the same number of shares of our common stock as you did before the split transaction.

Q:	Why is 1,400 shares the “cutoff” number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of the Company?

A:
The purpose of the split transaction is to reduce the number of our stockholders of record to fewer than 300, which will allow us to de-register as an SEC-reporting company.  Our Board selected 1,400 shares as the “cutoff” number in order to enhance the probability that after the split transaction, if approved, we will have fewer than 300 stockholders of record.

Q:	May I buy additional shares in order to remain a stockholder of the Company?

A:
Yes.  If you own fewer than 1,400 shares of our common stock prior to the split transaction, the only way you can continue to be a stockholder of the Company after the split transaction is to acquire, prior to the effective time of the split transaction, sufficient additional shares to cause you to own a minimum of 1,400 shares at the effective time of the transaction.  The key date for acquiring additional shares is __________, 2010.  So long as you are able to acquire a sufficient number of shares so that you are the registered owner of 1,400 or more shares by __________, __________, 2010, your shares of common stock will not be cashed out in the split transaction.  However, we cannot assure you that any shares will be available for purchase, and thus there is a risk that you may not be able to acquire sufficient shares to meet or exceed the required 1,400 shares.  In this instance, you would no longer remain a stockholder after the effective time of the split transaction.  Further, we have reserved up to $4 million in the event additional stockholders are required to be cashed-out.

Q:	What if I hold my shares in “street name”?

A:
If you hold your shares of our common stock in street name, your broker, bank, or other nominee is considered the stockholder of record with respect to those shares and not you.  It is possible that the broker, bank, or other nominee also holds shares for other beneficial owners of our common stock and that it may hold 1,400 or more total shares.  Therefore, depending on their procedures, these brokers, banks, or other nominees may not be obligated to treat the split transaction as affecting the beneficial holders’ shares.  It is our desire to treat stockholders holding fewer than 1,400 shares in street name through a nominee in the same manner as stockholders whose shares are registered in their name.  However, neither we nor our transfer agent, American Stock Transfer & Trust Company, LLC, may have the necessary information to compare your record holdings with any shares that you may hold in street name in a brokerage account, and these nominees may have different procedures for processing the split transaction.  Accordingly, if you hold your shares of our common stock in street name, we encourage you to contact your broker, bank, or other nominee immediately.

Q:	What is the recommendation of our Board of Directors regarding the split transaction proposal?

A:
Following a recommendation from the Special Committee, our Board of Directors has determined that the split transaction is advisable and in the best interests of the Company’s stockholders, including affiliated and unaffiliated stockholders.  Our Board of Directors has unanimously approved the split transaction and recommends that you vote “FOR” approval of the split transaction at the special meeting.

Q:	When is the split transaction expected to be completed?

A:
If the proposed amendments to our Certificate of Incorporation are approved at the special meeting, we expect the split transaction to be completed as soon as practicable thereafter.  We need to file the amendments with the Delaware Secretary of State for the split transaction to become effective.

Q:	Who is entitled to vote at the special meeting?

A:
Holders of record of our common stock as of the close of business on __________, 2010, are entitled to vote at the special meeting.  Each of our stockholders is entitled to one vote for each share of our common stock owned at the record date.

Q:	What vote is required for our stockholders to approve the split transaction?

A:
For the amendments to our Certificate of Incorporation to be adopted and the split transaction to be approved, holders of a majority of the outstanding shares entitled to vote at the special meeting must vote “FOR” the split transaction.  Abstentions and broker non-votes are not considered affirmative votes and, therefore, will have the same effect as a vote against the split transaction proposal.  However, abstentions and broker non-votes will be treated as present for quorum purposes.

Q:	What are broker non-votes?

A:
Generally, broker non-votes occur when shares held for a beneficial owner in “street name” (that is, by a broker, bank, or other nominee, which we refer to as a “broker”), are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote those shares.  Typically, a broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of auditors, without instructions from the beneficial owner of those shares.  However, under the rules of the New York Stock Exchange applicable to brokers, the split transaction proposal is not considered a routine matter and brokers are not entitled to vote shares held for a beneficial owner on this proposal without instructions from the beneficial owners of the shares.

Q:	What happens if the proposed split transaction is not completed?

A:
It is possible that the proposed split transaction will not be completed.  The proposed split transaction will not be completed if, for example, the holders of a majority of our common stock do not vote to adopt the proposed amendments to our Certificate of Incorporation and approve the proposed split transaction.  Alternatively, even if stockholder approval is received, if the Board determines that it is not in the best interests of the Company’s stockholders to complete the transaction, the Board may decide to abandon it.  If the split transaction is not completed, we will continue with the winding-up of our business operations pursuant to the Plan of Dissolution, and we will continue to be subject to the reporting requirements of the SEC.

Q:	What happens if I do not vote by telephone or the Internet and I do not return a proxy card?

A:
Because the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the split transaction, unless you vote in person, if you fail to vote by telephone or the Internet, and you fail to return a proxy card, you will be deemed to have voted against the split transaction proposal.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible.  This proxy statement includes detailed information on how to cast your vote.

Q:	How do I vote?

A:	You may vote your shares by any one of three methods:

●
By Internet or Telephone. You may vote electronically via the Internet at www.proxyvote.com.  If you wish to vote by telephone or the Internet, you will be required to provide the control number contained on your proxy card.  If your shares are held in street name, your proxy card may contain instructions from your broker, bank, or nominee that allow you to vote your shares using the Internet or by telephone.  Please consult with your broker, bank, or nominee if you have any questions regarding the electronic voting of shares held in street name.  Votes submitted telephonically or via the Internet must be received by 11:59 p.m. _____ time on __________, 2010.

●
In Person.  If you hold EDCI shares in street name through a broker, bank, or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote at the special meeting.  To request a legal proxy, please follow the instructions at www.proxyvote.com.  If you hold EDCI shares directly in your name as a stockholder of record, you may vote in person at the special meeting.  Stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting.  Stockholders of record also may be represented by another person at the special meeting by executing a proper proxy designated by that person.

●	By Mail. You also may vote by marking, signing, and dating the enclosed proxy card and returning it in the enclosed envelope.

Q:	If my shares are held for me by my broker, will my broker vote those shares for me?

A:
Your broker will vote your shares only if you provide instructions to your broker on how to vote.  You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Can I change my vote and revoke my proxy?

A:
Yes.  If your shares are held in street name through a broker, bank, or other nominee, you may revoke any proxy that you previously granted or change your vote at any time prior to 11:59 p.m. _____ time on __________, 2010, by entering your new vote electronically via the Internet at www.proxyvote.com using the account, control, and pin numbers that you previously used or telephonically using the number indicated on your voting instruction card provided by your broker.

You also may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

●	delivering a written notice of revocation to EDCI’s Corporate Secretary at the address on the Notice of Special Meeting;

●	executing and delivering to the Corporate Secretary a later-dated proxy; or

●	attending the special meeting and voting in person.

Q:	Do I need to attend the special meeting in person?

A:	No. You do not have to attend the special meeting to vote your EDCI shares.

Q:	Am I entitled to dissenters’ rights of appraisal in connection with the split transaction?

A:	No. Under Delaware law, our Certificate of Incorporation, and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against the split transaction.

Q:	Should I send in my stock certificates now?

A:
No.  If you are the registered owner of fewer than 1,400 shares of common stock on the date the split transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for cash.  If you are the registered owner of 1,400 or more shares of our common stock, you will continue to hold the same shares after the split transaction as you did before.

Q:	If I own fewer than 1,400 shares and cannot locate my stock certificates, what should I do?

A:
If you are entitled to receive cash in the split transaction you will be sent a Letter of Transmittal with instructions for tendering your stock certificates.  Those instructions will explain what to do if you cannot find your stock certificates.  Generally, you will need to submit a lost share affidavit and a fee for a surety bond in lieu of submitting the lost, misplaced, or destroyed stock certificate.

Q:	What are the tax consequences of the split transaction to me?

A:
There will be no tax consequences to you if you are the registered owner of 1,400 or more shares of EDCI common stock or if you hold shares with a brokerage firm or bank that owns through a nominee in the aggregate 1,400 or more shares of EDCI common stock.  If you receive cash in the split transaction because you are the registered owner of fewer than 1,400 shares of EDCI common stock, you generally will recognize gain or loss in the split transaction in an amount determined by the difference between the cash you receive and your adjusted tax basis in your shares of common stock surrendered.  See “Proposal 1 – The Split Transaction – Special Factors – Federal Income Tax Consequences.”

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary results at the meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the meeting.

Q:	Where can I find more information about the Company?

A:	You can find more information about the Company from the various sources described under the heading “Where You Can Find More Information” beginning on page _____ of this proxy statement.

Q:	Who should I contact with questions?

A:	If you have any additional questions about the split transaction or the special meeting, you should contact:

Matthew K. Behrent
EDCI Holdings, Inc.
11 E. 44th Street, Suite 1201
New York, New York 10017-0056
Telephone: (646) 201-9549

THE SPECIAL MEETING OF EDCI’S STOCKHOLDERS

Date, Time, and Place of Special Meeting

Our Board of Directors is asking for your proxy for use at our special meeting of stockholders to be held on __________, __________, 2010, at _____ [a.m./p.m.], Eastern time, at __________________________________, and at any adjournments or postponements of that meeting.

Matters to be Considered at the Special Meeting

The purpose of the special meeting is for you to consider and vote upon:

Proposal 1: The adoption of amendments to our Certificate of Incorporation that will result in a reverse, followed by a forward, stock split transaction.  This transaction is comprised of:

•
a reverse stock split, in which each 1,400 shares of our common stock held in the record name of a stockholder at the effective time of the reverse stock split will be converted into one share of common stock; followed immediately by

•	a forward stock split, in which each share of common stock outstanding after completion of the reverse stock split will be converted into 1,400 shares of common stock.

Each record stockholder owning fewer than 1,400 shares of common stock immediately prior to the reverse stock split will receive a cash payment of $3.44 per share on a pre-split basis.

Proposal 2: Any necessary adjournment of the meeting to permit further solicitation of proxies in the event there are not sufficient votes, in person or by proxy, to approve the above proposal.

Stockholders also are being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting.  The Board is not aware of any other business to be conducted at the special meeting.

Record Date; Voting Power

You may vote at the special meeting if you were the record owner of shares of our common stock at the close of business on __________, 2010, which has been set as the record date.  At the close of business on the record date, there were __________ shares of our common stock, $0.02 par value per share, outstanding.  You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

 Quorum

The presence, in person or by proxy, of at least one-third of our total issued and outstanding shares of common stock is necessary to constitute a quorum at the special meeting.  Abstentions and broker non-votes are counted for purposes of establishing a quorum at the special meeting.

Vote Required for Approval

Approval of the split transaction (Proposal 1) requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting, or 3,365,050 of the 6,730,099 outstanding shares.  Because the executive officers and directors of the Company have the power to vote a total of 397,527 shares and because we believe that all of the executive officers and directors will vote in favor of the transaction, this means a total of 2,967,523 shares held by stockholders who are not executive officers or directors of the Company will be required to vote in favor of the transaction for it to be approved.  Because the executive officers and directors hold only approximately 5.9% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.  Approval of the amendments to our Certificate of Incorporation and the split transaction do not require the separate vote of a majority of our unaffiliated stockholders, and no separate vote will be conducted.  Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the split transaction.

The proposal to adjourn or postpone the special meeting (Proposal 2), if necessary, must be approved by more votes cast in favor of that proposal than are cast against it.  Abstentions and broker non-votes will not be treated as “No” votes and, therefore, will have no effect on this proposal.

Voting and Revocation of Proxies

You may vote your shares by any one of three methods:

•
By Internet or Telephone.  You may vote electronically via the Internet at www.proxyvote.com.  If you wish to vote by telephone or the Internet, you will be required to provide the control number contained on your proxy card.  If your shares are held in street name, your proxy card may contain instructions from your broker, bank, or nominee that allow you to vote your shares using the Internet or by telephone.  Please consult with your broker, bank, or nominee if you have any questions regarding the electronic voting of shares held in street name.  Votes submitted telephonically or via the Internet must be received by 11:59 p.m. _____ time on __________, 2010.

•
In Person.  If you hold EDCI shares in street name through a broker, bank, or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote at the special meeting.  To request a legal proxy, please follow the instructions at www.proxyvote.com.  If you hold EDCI shares directly in your name as a stockholder of record, you may vote in person at the special meeting.  Stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting.  Stockholders of record also may be represented by another person at the special meeting by executing a proper proxy designated by that person.

•	By Mail. You also may vote by marking, signing, and dating the enclosed proxy card and returning it in the enclosed envelope.

If a proxy card is submitted without instructions, the proxies will be voted “FOR” the proposal to approve the split transaction and the proposal to adjourn or postpone the meeting, if necessary.

You can revoke your proxy at any time before the vote is taken at the meeting by:

•
delivering to our Corporate Secretary at our corporate offices located at 11 E. 44th Street, Suite 1201, New York, New York 10018, a later-dated and signed proxy card or a written revocation of the proxy;

•	delivering to us at the special meeting prior to the taking of the vote a later-dated and signed proxy card or a written revocation;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker, bank, or other nominee to vote your shares, following the directions received from such nominee to change those instructions.

Additionally, if your shares are held in street name through a broker, bank, or other nominee, you may revoke any proxy that you previously granted or change your vote at any time prior to 11:59 p.m. Eastern time on __________, 2010, by entering your new vote electronically via the Internet at www.proxyvote.com using the account, control, and pin numbers that you previously used or telephonically using the number indicated on your voting instruction card provided by your broker.

Revoking a proxy will not affect a vote once the vote has been taken.  Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy.  You must vote in person at the special meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Solicitation of Proxies; Expenses of Solicitation

We are first mailing this proxy statement and the accompanying form of proxy to stockholders on or about __________, 2010.

Proxies are being solicited on behalf of our Board of Directors, and the cost of soliciting proxies will be borne by us.  In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies personally, by telephone, electronically, or by other means of communication.  These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.  Upon request, we will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.  In addition, the Company may determine to retain a proxy solicitor to solicit proxies on the Company’s behalf depending on the initial voting results, and in such a case, the Company will provide an update by an additional proxy filing.

Other Matters to be Considered at the Special Meeting

As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above.  If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the form of proxy to vote the proxy on such matters in accordance with their best judgment.

PROPOSAL 1: THE SPLIT TRANSACTION – SPECIAL FACTORS

Overview of the Split Transaction

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of EDCI Holdings, Inc., a Delaware corporation, and is to be used at a special meeting at which our stockholders, among other things, will be asked to consider and vote upon a proposal to amend our Certificate of Incorporation.  If approved, the amendments will result in a 1-for-1,400 reverse split of our common stock, followed immediately by a 1,400-for-1 forward split of our common stock.

If the reverse and forward stock splits are approved as described below, record holders of fewer than 1,400 shares of our common stock prior to the reverse split will no longer be stockholders of the Company.  Instead, those stockholders will be entitled only to receive payment of $3.44 per share of common stock held prior to the reverse split.  Record stockholders holding 1,400 or more pre-split shares will remain stockholders.  We intend, immediately following the split transaction, to terminate the registration of our shares, and our registration and further reporting under the Securities Exchange Act of 1934 (which we refer to throughout this document as “terminating our reporting obligations under the Exchange Act”).

If approved by our stockholders at the special meeting and implemented by our Board of Directors, the split transaction will generally affect our stockholders as follows:

Stockholder Position Prior to Split Transaction	Effect of Split Transaction
Stockholders holding in registered name 1,400 or more shares of common stock	Stockholders will continue to hold the same number of shares they held prior to the split transaction.

Stockholders holding in registered name fewer than 1,400 shares of common stock	Shares will be converted into $3.44 per share of common stock outstanding immediately prior to the reverse stock split.

Stockholders holding common stock in “street name” through a nominee (such as a bank or broker)
The split transaction will be effected at the record stockholder level.  Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in street name by a bank or broker who holds through a nominee in the aggregate more than 1,400 shares for its customers will be subject to the forward split.  However, it is our desire to treat stockholders holding fewer than 1,400 shares in street name through a nominee in the same manner as stockholders whose shares are registered in their name.  We will request that these nominees effect the split transaction for beneficial holders of our shares, but these nominees may have different procedures for processing the split transaction.  Accordingly, if you hold your shares of our common stock in street name, we encourage you to contact your broker, bank, or other nominee immediately.

With respect to a beneficial holder who owns fewer than 1,400 shares with a bank or broker who does not own of record in its own name or in a nominee name at least 1,400 shares in the aggregate for its customers, that beneficial holder will receive $3.44 per share of common stock outstanding immediately prior to the reverse stock split.

Our Board of Directors will have the discretion to determine if and when to effect the split transaction, and reserves the right to abandon the transaction even if it is approved by the stockholders.  Under applicable Delaware law, the Board has a duty to act in the best interest of the Company’s stockholders.  Accordingly, the Board reserves the right to abandon the split transaction after stockholder approval and before the effective time of the split transaction, if for any reason the Board determines that, in the best interest of the Company’s stockholders, it is not advisable to proceed with the split transaction.  The Board intends to complete the split transaction if approved by the Company’s stockholders, and the Board is unaware of any circumstance that would cause it to abandon the transaction, other than (i) a significant increase in transaction costs resulting from purchases of shares prior to the effective date of the split apparently made solely for the purpose of receiving the amounts to be paid to holders of fewer than 1,400 shares, or (ii) a determination that the approved split will not reduce the number of stockholders of record to fewer than 300.

The split transaction will become effective upon the filing of the necessary amendments to our Certificate of Incorporation with the Delaware Secretary of State or at a later date specified in that filing.  The forms of the amendments to our Certificate of Incorporation are attached to this proxy statement as Appendix A.  Under no circumstances would the Board consummate the reverse stock split and not the forward stock split, for the reasons set forth in “Proposal 1: The Split Transaction – Special Factors – Fairness of the Split Transaction.”

Although there is no date by which the split transaction must occur, we expect that if the stockholders approve and the Board elects to effect the split transaction, the split transaction will be completed as soon as practicable after the special meeting (generally expected to be no later than three business days following the special meeting).

Background of the Split Transaction

EDCI is a company engaged in a final Plan of Complete Liquidation and Dissolution (“Plan of Dissolution”).  The Plan of Dissolution was approved by EDCI’s shareholders at a special stockholders’ meeting held on January 7, 2010.  Accordingly, EDCI commenced the voluntary dissolution, liquidation and winding up of the Company in accordance with Delaware law, and under Delaware law, EDCI is required to maintain its corporate existence for a minimum of three years – i.e., through the first quarter of 2013.  Any general and administrative costs incurred by EDCI during that minimum three-year period will reduce the proceeds that can be distributed to our stockholders in connection with the Plan of Dissolution.  Accordingly, EDCI has been seeking to reduce those costs, and a significant portion of those costs are related to being an SEC reporting company.

As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

●      Annual Reports on Form 10-K;

●      Quarterly Reports on Form 10-Q;

●      Proxy Statements and related materials;

●      Shareholder Annual Reports; and

●      Current Reports on Form 8-K.

In addition to the burden on management, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense.  These costs include securities counsel fees, auditor fees, special Board and committee meeting fees, costs of printing and mailing shareholder documents, NASDAQ fees and EDGAR filing costs.  The nature of the public disclosure that can be required may also interfere with our dissolution process, where we are involved in liquidating assets and settling liabilities, as a result of which we may be compelled to prematurely publicly disclose information that could adversely affect our dealing with counterparties in these negotiations.

If the split transaction is completed, EDCI expects that the number of its stockholders (including both record stockholders and shares held in street name where EDCI is able to ascertain those holdings) will be reduced from its current level of approximately 1,300 down to fewer than 200, at which point EDCI will be eligible to deregister its shares of common stock under the Exchange Act, which will lower EDCI’s costs during the dissolution process by approximately $1.3 million, or $0.19 per share.  As a result, EDCI would no longer be required to file periodic reports, proxy statements, and other information with the SEC, and EDCI’s common stock would cease to be eligible for trading on the NASDAQ (although we expect our common stock still will be eligible to trade in the

Pink Sheets).  The Board of Directors decided to approve the split transaction after concluding that the disadvantages of remaining an SEC reporting company outweigh the benefits to the Company and its shareholders, particularly given the fact the Company is in the process of implementing its Plan of Dissolution.

While there are many advantages to being a public company, including a more active trading market and the enhanced ability to use Company stock to raise capital or make acquisitions, management and the Board of Directors determined that those advantages were not applicable to a company in dissolution, which by definition does not need to use its public currency for acquisitions.  Further, effective for the first quarter of 2010, EDCI switched to the liquidation basis of accounting and, thus, no longer has ongoing operations.  As a result, management and the Board do not believe the additional public audit and compliance costs are necessary to ensure the integrity of the Company’s financial statements and operations.

For these and other reasons noted below, our Board of Directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations for a company in dissolution.  As a result, from the time EDCI began to consider the Plan of Dissolution, EDCI has been analyzing alternatives for reducing its public company expenses in connection with that plan, including by going private through a reverse split transaction.  For an overview of the background and reasons for the Plan of Dissolution, we refer our stockholders to our definitive proxy statement filed with the SEC on November 16, 2009.

As far back as the May 19, 2009 regular meeting of the Company’s Board of Directors, the Board engaged in an in-depth analysis of alternative transactions for the potential distribution of cash to stockholders, including through dividends, an issuer tender offer and a potential dissolution.  Management also noted that terminating its reporting obligations under the Exchange Act would allow EDCI to more aggressively reduce its public company expenses, and that one approach for doing that was going private through a reverse split transaction.

During a meeting of the Board of Directors on June 26, 2009, management of EDCI presented an additional analysis of alternatives for the potential distribution of cash to stockholders, alternatives for limiting public company costs in connection with such a transaction, and analyses of the potential cash that could be distributed to stockholders under different scenarios taking into account various operating cost assumptions and contingency reserves.  During this meeting, management presented additional information about the process, costs and legal risks of EDCI terminating its reporting obligations under the Exchange Act by going private through a reverse split transaction.  Management also noted that in connection with a plan of dissolution, there was a process to seek relief from the SEC to suspend its reporting obligations under the Exchange Act.  EDCI’s Board of Directors requested that management continue to refine its analysis with a focus on a dissolution under Delaware law, and also begin to review with outside counsel the legal requirements of the contemplated actions and contingency reserves.  EDCI’s management accordingly began to review the structuring alternatives and contingency reserves analysis with outside counsel.

During a meeting of the Board of Directors on July 31, 2009, management of EDCI presented additional analyses of alternatives for the potential distribution of cash to stockholders and alternatives for limiting public company costs in connection with such a transaction, with a focus on a dissolution under Delaware law.  Representatives of EDCI’s legal counsel, Barnes & Thornburg LLP (“B&T”), were present at that meeting.  Management also presented updated analyses of the potential cash that could be distributed to stockholders under those scenarios taking into account various operating cost assumptions and contingency reserves.  Management noted that the process of seeking relief from the SEC to suspend its reporting obligations pursuant to a “no-action” letter process with the SEC was its preferred approach, as such an approach likely would be the least costly, would treat all stockholders equally, and minimized litigation risk resulting from a reverse split transaction.  However, management also noted that the key issues for EDCI in obtaining such relief would be its ongoing ownership and oversight of EDC as well as the trading level of its shares on the NASDAQ Stock Market.  EDCI’s Board of Directors requested that management continue its analysis.  In this connection, at the request of EDCI, representatives of B&T engaged in various general discussions with SEC staff members, on an anonymous basis, regarding the necessary criteria to be met for the SEC to grant Exchange Act reporting relief to an SEC-reporting public company.  Based on these initial informal inquiries, the principal factors to determine whether the SEC would grant reporting relief through the “no-action” letter process appeared to be (i) the extent of the trading volume of the company’s shares on the securities exchange on which the company’s common stock is traded, and (ii) the aggregate number of the company’s record stockholders.  Moreover, based on research of additional SEC informal guidance, both EDCI and B&T considered there to be a risk that EDCI’s continued oversight of EDC may be a factor weighing against the granting of reporting relief pursuant to the “no-action” letter process.

During a meeting of the Board of Directors on August 18, 2009, management of EDCI presented an updated analysis of alternatives for the potential distribution of cash to stockholders and alternatives for limiting public company costs in connection with a dissolution under Delaware law.  Coady Diemar also was invited to present an analysis of current market conditions for mergers and acquisitions with a focus on general opportunities and challenges for EDCI.  EDCI did not pay Coady Diemar any compensation in connection with this analysis. Management and the Board of Directors concluded that the factors impeding EDCI’s ability to identify and successfully consummate a transaction – primarily excessive valuation expectations by sellers, unpredictable earnings streams based on continued economic uncertainty and severely limited availability of credit – remained.  As a result, they further concluded that completing an attractive acquisition could well take an additional eighteen to twenty-four months, during which time EDCI would continue to burn cash, potentially at a higher rate as EDCI would need to augment its current staff to execute and integrate an acquisition.  Given the cash burn during that period and continued uncertainty in completing a transaction, the EDCI Board determined that a distribution of cash to EDCI’s stockholders was a better proposition on a net present value basis.  Finally, after evaluating many different options, the EDCI Board also determined that the optimal way to distribute the greatest amount of cash to stockholders in an equitable manner was through a dissolution.  Based on the foregoing, EDCI’s Board of Directors determined it was advisable to continue to proceed with a plan for a dissolution process that involved an initial distribution of up to $30 million in the aggregate, a portion of which could be effected through a tender offer in conjunction with the dissolution process.  However, prior to finalizing its approval of the recommendation of that plan to EDCI’s stockholders, the Board of Directors requested that the Audit Committee meet with management in person for additional review of the operating cost assumptions and contingency reserves and the resulting cash that could be distributed to stockholders under different scenarios.  With regard to public company expenses, management recommended that EDCI remain a fully reporting public company through the middle of 2010 to permit additional liquidity to its stockholders, and to then seek relief from the SEC to suspend its reporting obligations under the Exchange Act, and if that approach was not successful, consider going private through a reverse split transaction.

On August 25, 2009, the Audit Committee of EDCI met in person with senior management of EDCI to review in detail the appropriate operating cost assumptions and contingency reserves in connection with the contemplated dissolution process to be recommended to the stockholders.  The Audit Committee requested management make certain minor adjustments and present the revised analysis, together with a communication plan for the proposed dissolution, to the Board of Directors for final approval on September 9, 2009.

On September 9, 2009, the revised analysis was presented to the Board of Directors, and management also informed the Board that the factors impeding EDCI’s ability to identify and successfully consummate a transaction remained.  EDCI’s Board of Directors unanimously determined that it would be advisable to recommend a plan of dissolution to its stockholders for EDCI and all of its wholly-owned subsidiaries, excluding EDC.  On October 14, 2009, the Board of Directors adopted resolutions approving the Plan of Dissolution to be recommended to its stockholders, and on October 26 EDCI filed its preliminary proxy statement related to the Plan of Dissolution with the SEC.  On November 16, 2009, EDCI filed its definitive proxy statement related to the Plan of Dissolution, which noted that EDCI intended to seek SEC relief from the Exchange Act’s reporting obligations at the end of the second quarter of 2010, and ultimately to terminate the registration of EDCI’s common stock and its listing on the NASDAQ.  Prior to that time, EDCI planned to remain publicly traded (and subject to SEC reporting requirements) to permit continued trading in EDCI’s shares through the initial dissolution distributions.  The proxy statement also noted that if EDCI was unable to suspend its SEC reporting obligations, the Company would consider other transactions to further reduce public costs, including going private through a reverse stock split transaction, which would require additional stockholder approval, add further costs, and require cashing-out a number of its smaller stockholders.  At the special meeting of EDCI’s stockholders held on January 7, 2010, the Company’s stockholders approved the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution as recommended by the Board of Directors.  Over 99% of the stockholders that voted at the special meeting voted in favor of the Plan of Dissolution.  On January 10, 2010, EDCI filed a certificate of dissolution with the Delaware Secretary of State.

In conjunction with the Plan of Dissolution and the winding-down of EDCI’s overall operations, beginning in February 2010 EDCI’s management turned its focus once again to requesting Exchange Act reporting relief from the SEC.  In this regard, EDCI’s management, together with legal counsel, began preparing a draft correspondence to the SEC staff requesting informal guidance on the ability of a company in dissolution, such as EDCI, to substantially curtail (and ultimately cease) its reporting obligations pursuant to Section 12(h) of the Exchange Act and SEC Release No. 34-9660 via a no-action letter approach.  EDCI submitted this correspondence to the SEC staff on an informal basis on February 26, 2010.  In a subsequent conference call between B&T and the SEC staff on

March 22, 2010, the staff informally indicated it was very unlikely the SEC would be in a position to grant EDCI Exchange Act reporting relief unless and until its trading volume was significantly diminished.  The SEC staff pointed out that EDCI’s average weekly trading volume and number of record stockholders were well above the levels at which the SEC normally would consider a request for reporting relief, and that the monthly trading volume typically needs to be below 10,000 shares for a period of time before relief will be considered.

On March 23, 2010, at a regular Board of Directors meeting, management of EDCI provided an update to the Board of the discussions with the SEC on the request for reporting relief, and noted that the SEC’s immediate concerns were with EDCI’s trading volume and number of record stockholders, both of which were in excess of the levels normally required to be granted relief.  Management also noted its concerns that, even if the trading volume of its common stock and the number of its record stockholders were reduced, EDCI’s continued oversight over EDC would be a factor weighing against the granting of reporting relief when the time came for the SEC to more fully consider the relief request.  Additionally, management noted that it was likely the SEC would not provide a significant degree of comfort as to the reporting relief no-action letter approach unless and until EDCI closed its record books to cease the of trading of its shares for several months to meet the trading volume restrictions.  Based on those concerns, EDCI’s management noted there was significant risk that EDCI would not be successful in obtaining the requested reporting relief from the SEC.  As a result, if EDCI continued pursuing this approach, it was very likely to impair shareholder liquidity and risk the additional costs of another full year of public reporting costs.  At this Board meeting, management also provided additional information on the process and legal considerations related to going private through a reverse stock split.  The Board determined that if EDCI was unable to obtain comfort that the reporting relief no-action letter process was likely to be successful, it should begin pursuing a going private transaction, including a reverse stock split.  The Board also determined that if a going private transaction was pursued, it would be prudent to establish a special committee of the Board of Directors to work with an outside financial advisor to establish the terms of the reverse split and recommend those terms to the Board of Directors.

During April 2010, management of EDCI contacted two financial advisors to discuss their possible engagement as financial advisor to the Company in the going private transaction.  Management concluded that one of the two financial advisors contacted, Coady Diemar, was the recommended advisor based on that firm’s extensive experience, knowledge and background, generally, as well as their knowledge of EDCI’s situation from their analysis of current market conditions for mergers and acquisitions with a focus on opportunities and challenges for EDCI they had presented to the Board at its August 18, 2009, when EDCI was evaluating whether to recommend the Plan of Dissolution to its shareholders.  Accordingly, management of EDCI began to discuss the terms of an engagement of Coady Diemar as well as the nature of their analysis.

On April 14, 2010, management of EDCI and representatives of B&T held a conference call with the SEC staff to discuss the informal correspondence EDCI sent to the SEC on February 26, 2010, as well as EDCI’s general plans for EDC going-forward.  The staff confirmed that it would not formally consider EDCI’s request until its weekly trading volume was reduced below 10,000 shares for a period of time and the number of its record stockholders also was reduced.  The staff also confirmed that it could not provide any guidance as to the subsequent review of whether EDCI qualified as a company that had substantially curtailed its operations for purposes of Exchange Act reporting relief – including based on EDCI’s continued ownership and oversight of EDC – and that such a review would involve a fact-based analysis likely requiring a multi-level review by the SEC.  After further internal discussions by EDCI’s management and B&T, management determined there was a high risk that EDCI would not be successful in its request for reporting relief via the no-action letter approach, and accordingly determined to recommend that EDCI proceed with going private through a reverse split transaction.

Based on these discussions with the SEC, Clarke H. Bailey, the Chairman and CEO of EDCI,  subsequently provided oral updates to the Board regarding EDCI’s plans to pursue a reverse split going private transaction.  In this connection, on April 27, 2010, the Board of Directors adopted resolutions establishing a special committee (the “Special Committee”) for the purpose of considering, evaluating, and approving or disapproving a reverse stock split transaction, which would involve cashing-out holders of shares of the Company’s common stock, in order to facilitate the delisting and deregistration of those shares under the Exchange Act.  The Special Committee was comprised of Raymond D. Ardizzone, Cliff O. Bickell and Peter W. Gilson, each of whom is independent in accordance with EDCI’s charter, NASDAQ listing standards and the Exchange Act and each of whom owns less than 30,000 shares of EDCI’s common stock.  The Board placed no limitation on the authority of the Special Committee and specifically delegated to the Special Committee the authority to:

●  consider, evaluate, and approve or disapprove the reverse stock split;

●  hire an independent financial advisor and independent legal advisor; and

●  take such further actions as it deemed necessary to carry out the above.

Consistent with compensation for other committee functions, the members of the Special Committee will receive compensation of $1,500 per committee meeting attended (or $500 per meeting if the committee member participated telephonically).  Such compensation was not made contingent upon any member’s recommendation of, or the consummation of, any transaction in any regard.  Subsequently, the Special Committee engaged in discussions with Coady Diemar for its engagement as the Special Committee’s independent financial advisor.  On April 30, 2010, the Special Committee held a meeting by conference call at which representatives of Coady Diemar were invited to discuss their involvement in a transaction whereby EDCI would go private through a reverse split.  At this meeting, the Special Committee approved the engagement of Coady Diemar as its independent financial advisor and approved an engagement letter with Coady Diemar, which was subsequently executed on May 4, 2010.  At the April 30 meeting, Coady Diemar also advised the Special Committee of their fiduciary duties and responded to questions from members of the Special Committee.

Subsequent to that date, throughout May and early June, Coady Diemar engaged in due diligence, including numerous conference calls and the exchange of information with management of both EDCI and EDC.

On May 18, 2010, EDCI released its quarterly financial information and hosted an investor conference call.  During that call, EDCI noted that it had determined to pursue a reverse split given the risks involved with pursuing the SEC reporting relief no-action letter approach.

Thereafter, in connection with EDCI’s annual shareholders’ and Board meetings in Atlanta, GA on June 15, 2010, Coady Diemar met separately with the Special Committee and the full Board of EDCI in person.  Coady Diemar provided an update of its due diligence to date, its initial approach to valuation, and the timeline for completion of its analysis with the goal of a detailed meeting with the Special Committee on July 19, 2010.  Coady Diemar presented to the entire Board as it was only providing an update on its due diligence and the process, and did not provide any valuation information to the Board.  The Board and management, with the assistance of EDCI’s internal counsel, also reviewed their fiduciary duties in considering a going private reverse stock split transaction. During that Board meeting, EDCI also determined to issue a more detailed press release, prior to the Special Committee establishing a price for the reverse split, providing an update of the range of potential proceeds that could result from EDCI’s Plan of Dissolution, including a potential cash distribution from EDCI’s investment in EDC, as the initial estimates in EDCI’s November 16, 2009 proxy statement had not included any such distributions due to the uncertainty of the value of EDCI's investment in EDC at that time.  EDCI’s management noted that providing that information before the Special Committee established a price for the reverse split would permit the public markets to full absorb and evaluate that information.  EDCI’s management also noted that the press release would provide an estimate of the cost savings to EDCI from a going private transaction, which were estimated to be $1.3 million over the term of the Company’s dissolution.

On June 16, 2010, Coady Diemar met in person with management of EDCI and EDC to review its due diligence and confirm additional information that would be required to finalize its analysis of the reverse split going private transaction.

Coady Diemar continued its due diligence through June and into early July with management of EDCI and EDC.  On July 8, 2010, the Special Committee held a conference call with Coady Diemar and management of EDCI, during which Coady Diemar provided an update on its due diligence and analysis.  In particular, Coady Diemar noted that, based on its preliminary analysis, it believed EDC’s ongoing German operations, which are the only ongoing operations of EDC, appeared to have little or no implied value, for the sole purposes of a valuation of the consideration to be paid to unaffiliated stockholders of the Company who are cashed-out in the split transaction,  due to a number of factors including: (i) the declining market for compact disks; (ii) the ongoing legal disputes with EDC’s largest customer, Universal; (iii) the inability of EDCI to sell the German operations; and (iv) potentially significant shutdown costs associated with the German operations.  While Coady Diemar did not provide a specific range of implied equity values per share at this meeting, it preliminarily noted that, based on the foregoing analysis, any such value range resulting from its analysis would be materially consistent with the range of estimated per share cash distributions to stockholders publicly disclosed in EDCI’s July 7, 2010 press release, which provided an update of the range of potential proceeds that could result from the Plan of Dissolution, including a potential cash distribution from EDCI’s investment in EDC.  During this meeting, Coady Diemar also noted that it remained on track for a July 19 meeting to discuss its findings, at which meeting it could provide an oral opinion as to a recommended reverse split price.  Coady Diemar also noted that while some remaining diligence remained, management of EDCI and EDC had been providing Coady Diemar with all the information it had been requesting.

On July 7, 2010, EDCI issued a press release providing an update of the range of potential proceeds that could result from EDCI’s Plan of Dissolution, including a potential cash distribution from EDCI’s investment in EDC.   EDCI also noted that it had approximately $14.5 million of cash available for a dissolution distribution to its stockholders, that it expected to reserve up to $4 million of that amount to be used to effect the reverse split, leaving $10.5 million available for a near-term dissolution distribution, and that it would it was deferring the distribution of the estimated $10.5 million until the Special Committee had met to establish the reverse split cash-out price.

On July 19, 2010, the Special Committee held a telephonic meeting, at which representatives of Coady Diemar, B&T, and EDCI’s management were present.  At this meeting, B&T advised the members of the Special Committee of their fiduciary duties in considering a going private reverse stock split transaction, including a discussion of the “entire fairness” standard of review under Delaware law, which requires both a fair process and a fair price to be paid to unaffiliated stockholders.  B&T also responded to questions from members of the Special Committee.  Coady Diemar then provided its valuation presentation to the Special Committee.  Coady Diemar noted that its approach to the valuation was materially influenced by EDCI’s intention to voluntary dissolve, liquidate and wind up the business of the Company as more fully described in the Company’s Plan of Dissolution.  Consequently, Coady Diemar concluded that traditional going concern company analyses at the EDCI parent level were of little benefit to its evaluation of the split transaction.  Coady Diemar instead undertook a “sum of the parts” analysis that evaluated the Company’s disparate assets and liabilities along with the distinctive timing and liquidity considerations associated with each, as it believed that this approach was a more appropriate method to evaluate the split transaction.  In addition to its sum of the parts analysis, Coady Diemar also considered the implied premium the reverse split cash-out consideration represented to the Company’s common stock closing price for prior periods, and evaluated this premium with the premiums (and discounts) paid in recent reverse stock split transactions.  See “Fairness Opinion of Financial Advisor” above for a more detailed summary of Coady Diemar’s analysis.  In this regard, EDCI’s management also provided an analysis describing the effects and associated costs of a reverse stock split at various ratios based on the range of per-share valuations contained in Coady Diemar’s analysis.

Coady Diemar went on to note that, based on its analysis, the range of implied equity value per share of EDCI was between $2.72 and $3.92 per diluted share, with a mid-point of $3.32 per share, after deducting the $1.56 per share dissolution distribution to be paid on July 30, 2010.  Coady Diemar and the Special Committee then discussed this range in detail, and the potential approach of setting a reverse split cash-out price at $3.44, or $0.12 above the mid-point of that range.  The principal factors affecting this analysis which Coady Diemar and the Special Committee discussed were:

•	the total cost of the incremental consideration was only approximately $80,000;

•	the benefit to cashed-out stockholders WILL GENERALLY BE greater on a per-share basis than ANY cost to the remaining stockholders;

•	there is a general margin of error in an analysis of this nature, and $0.12 is well within that range;

•	Coady Diemar’s premium analysis supported a cash-out price above the mid-point of the valuation range at $3.44 per share ($5.00 per share before the July 30 dissolution distribution of $1.56); and

•	management has slightly exceeded dissolution estimates to date, and extrapolating that to the future warrants a slight premium to the mid-point.

Following further discussions, the Special Committee determined, based on the information presented by Coady Diemar, that a cash-out price of $3.44 per share, without interest, was fair to and in the best interests of EDCI’s unaffiliated stockholders, including both the stockholders who would be cashed-out in the reverse split and those who would continue as stockholders following the consummation of the split transaction.  In reaching this conclusion, the Special Committee particularly noted the fact that stockholders who did not wish to be cashed out at that price could purchase additional shares on the open market either before or after the transaction was completed, or transfer their currently held shares into nominee name through a broker to avoid being cashed out.

The Special Committee next discussed possible stock split ratios which could be used to reduce the number of the Company’s record stockholders to less than 300, and noted that analysis factored in both record holders and shares held in street name, as a street-name holder may at any time elect to convert its holdings to record holder status.  The Special Committee concluded that the ratio of the reverse stock split would be 1-for-1,400, and accordingly that the ratio of the forward stock split would be 1,400-for-1.  Coady Diemar then provided its oral opinion that the cash-out consideration price of $3.44 per share was fair from a financial point of view to the unaffiliated stockholders who would be cashed-out in the proposed reverse stock split, and that it would be able to render a written opinion based on this price.  The Special Committee then adopted resolutions recommending the proposed split transaction to the full Board based on a cash-out consideration of $3.44 per share to be paid to the stockholders who would be cashed-out in the split transaction, along with a split ratio of 1-for-1,400.

Subsequent to the Special Committee meeting, the full Board held a telephonic meeting to review the Special Committee’s recommendation.  At this meeting, EDCI’s internal counsel reminded the Board members of their fiduciary duties in considering a going private reverse stock split transaction, including a discussion of the “entire fairness” standard of review under Delaware law.  After reviewing the Special Committee’s recommendation and Coady Diemar’s fairness presentation, and following further discussion, the Board unanimously approved the split transaction to be accomplished by a 1-for-1,400 reverse stock split, pursuant to which stockholders owning fewer than 1,400 shares would receive $3.44 in cash for each pre-split share of our common stock, followed immediately by a 1,400-for-1 forward stock split.  The Board retained the right to withdraw its approval of the split transaction, either before or after the stockholder vote, if the Board determined that the split transaction was no longer in the best interests of EDCI or its stockholders.

Thereafter, Coady Diemar delivered to the Special Committee its written fairness opinion, dated July 22, 2010, a copy of which is attached as Appendix B.

On July 22, 2010, EDCI issued a press release noting that the Special Committee had recommended, and the Board of Directors had approved, a plan to cease the registration of the Company’s common stock under the Exchange Act, end its obligation to file reports with the SEC, and withdraw its shares of common stock from listing on the NASDAQ Stock Market, all to be accomplished through the split transaction.  The press release also noted that the Special Committee recommended, and the Board approved, that the value to be paid to those stockholders should be based on a $5.00 per share price at the time, which would be equal to $3.44 per share after a $1.56 per share dissolution distribution to be paid on July 30, 2010, which was subsequently paid on that date.  Accordingly, the proceeds to be paid to the cashed out shareholders at the time of the reverse split would be $3.44 per share.

Thereafter, on August 9, 2010 EDCI’s management distributed to the Board a draft preliminary proxy statement for the special stockholder’s meeting at which the split transaction would be presented to a vote of stockholders, along with a draft Schedule 13E-3.  The preliminary proxy statement and Schedule 13E-3 were filed with the SEC on August 17, 2010.

Reasons for the Split Transaction

The Company is undertaking the split transaction at this time to end our SEC reporting obligations, which will enable us to save the Company and our stockholders the substantial costs associated with being a reporting company.  Accordingly, we are proposing the reverse stock split component of the transaction for the purpose of reducing the number of record holders of our common stock to below 300, so we can then terminate the registration of our common stock under the Exchange Act, suspend our reporting and other obligations as an SEC-reporting company, and delist our common stock from NASDAQ.  The forward stock split component of the transaction is not necessary for us to reduce the number of our record stockholders or to deregister our shares of common stock under the Exchange Act.  However, we have decided that it is in the best interests of our stockholders to effect the forward stock split to avoid the administrative burden of having fractional shares outstanding after the split transaction is completed, as well as to facilitate the trading of the shares, if any, held by our continuing stockholders either in private transactions or in the Pink Sheets.

The specific factors the Special Committee and Board considered in electing at this time to undertake the split transaction and become a non-SEC reporting company are as follows:

•
EDCI is a company in dissolution and is currently engaged in carrying-out its Plan of Dissolution involving the voluntary liquidation and winding up of the Company’s business and affairs in accordance with Delaware law.  Under Delaware law, EDCI is required to maintain its corporate existence for a minimum of three years – i.e., through the first quarter of 2013.  Any general and administrative costs incurred by EDCI during that minimum three-year period will reduce the proceeds that can be distributed to our stockholders in connection with the Plan of Dissolution.  Accordingly,

EDCI has been seeking to reduce those costs, for the ultimate benefit of our stockholders, and a significant portion of those costs are related to being an SEC reporting company.

•
We estimate that we will eliminate costs of approximately $1.3 million, or $0.19 per share, over the minimum three-year dissolution period required under Delaware law by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications.  These expenses include legal expenses ($75,000), accounting expenses ($235,000), printing, EDGAR and miscellaneous costs ($385,000), NASDAQ listing fees ($55,000), and costs of staff and management time spent on reporting and securities law compliance matters ($550,000).

•
If the Company does not go private before March 31, 2011, it will need to file with its Form 10-K for that year a report of management on the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”).  The time and effort devoted by management in complying with these requirements, and the associated costs, will be avoided if the stockholders approve the split transaction.

•
We believe that the legal, accounting and administrative expense, and diversion of our Board of Directors, management and staff effort necessary to continue as an SEC-reporting company will remain significant, particularly in view of the requirements of SOX Section 404, without a commensurate benefit to our stockholders.  Further, effective for the first quarter of 2010, EDCI switched to the liquidation basis of accounting and, thus, no longer has ongoing operations.  As a result, management and the Board do not believe the additional public audit and compliance costs are necessary to ensure the integrity of the Company’s financial statements and operations.  Finally, as EDCI expects to continue to oversee its 98% investment in EDC, which remains an ongoing operation in Germany, EDC’s operations become subject to the same public reporting obligations as EDCI as they represent a significant portion of EDCI’s consolidated assets on a GAAP basis.  However, EDCI believes that there is very little market value afforded to those ongoing operations, as a result of which those additional costs with regards to EDC are also not cost-efficient for EDCI’s stockholders.  We expect to continue to provide our stockholders with Company financial information by making available annual and quarterly reports and disclosing to remaining investors any material developments relating to our dissolution.  However, such reports will not be required to contain all of the information and disclosures required of a public company under SEC rules, thus we anticipate that the costs associated with these reports will be substantially less than those we currently incur.

•
While there are other advantages to remaining a public company, including a more active trading market and the enhanced ability to use Company stock to raise capital or make acquisitions, management and the Board of Directors determined that those advantages were not applicable to a company in dissolution, which by definition does not need to use its publicly-traded stock as currency for acquisitions and will eventually entirely cease the trading of its shares.

•
The expense of administering accounts of small stockholders is disproportionate to their ownership in the Company.  As of the record date, approximately _____ of our _____ stockholders (including record holders and non-objecting beneficial holders whose information we have) beneficially own fewer than 1,400 shares of our common stock.  These stockholders owned approximately _____% of our shares of common stock on the record date.  A disproportionate amount of our administrative expenses relating to stockholder accounts and reporting requirements is attributable to those stockholders.

•
The nature of the public disclosure that can be required by SEC rules may also interfere with our dissolution process, where we are involved in liquidating assets and settling liabilities, as a result of which we may be compelled to prematurely publicly disclose information that could adversely affect our dealing with counterparties in these negotiations.

•
The split transaction allows non-continuing stockholders to receive fair value and cash for their shares, in a simple and cost-effective manner, particularly given the possible ineffectiveness and inefficiencies of a tender offer, an open market share repurchase or a cash-out merger.  Stockholders owning under 1,400 shares may find it uneconomical to dispose of those shares due to minimum brokerage commissions which are often charged.

•
The split transaction will allow the non-continuing stockholders to realize what the Special Committee and our Board have determined, based to a large extent on the fairness opinion rendered by Coady Diemar, to be fair value for their Company common stock, without incurring brokerage commissions. See “– Fairness Opinion of Financial Advisor” below for the assumptions Coady Diemar used to reach its fairness opinion.

•
Completing the split transaction at this time will allow EDCI to begin to realize cost savings, and will allow our management to focus more of their time and energy on carrying-out the Plan of Dissolution, which will result in long-term beneficial prospects for our stockholders.

In view of the wide variety of factors considered in connection with its evaluation of the split transaction, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

In making its determination to approve the split transaction, the Special Committee and Board reviewed and considered various alternative transactions to accomplish the goals described above, including the following:

•
Issuer Tender Offer.  In this alternative, we contemplated offering to purchase a set number of shares within a specific timetable.  However, it was determined that it would require more funds to effect a tender offer, and there might not be a sufficient number of record stockholders tendering their shares to reduce the number of record stockholders below 300, which would then have required a second-step merger.  As a result of these disadvantages, the Special Committee and Board determined not to pursue this alternative.

•
Reporting Relief “No-Action” Letter Process.  With respect to the reporting relief “no-action” letter process, such an approach would have been the least costly approach, would have treated all stockholders equally, and would have minimized any litigation risk resulting from a reverse split transaction.  However, after discussions with the staff of the SEC, the staff noted that it would not be in a position to grant EDCI Exchange Act reporting relief unless and until its trading volume and number of record stockholders were significantly diminished.  Management also had concerns that, even if the trading volume of EDCI’s common stock and the number of its record stockholders were reduced, EDCI’s continued oversight of EDC would be a factor weighing against the granting of reporting relief when the time came for the SEC to more fully consider the relief request.  Based on those concerns, EDCI’s management believed there was significant risk that EDCI would not be successful in obtaining the requested relief from the SEC and ultimately elected to proceed with the split transaction.

•
Remaining an SEC-Reporting Company.  We also considered the possibility of remaining an SEC-reporting company.  Under this alternative, we would continue to incur the significant expenses of being a public company without enjoying many of the benefits traditionally associated with SEC-reporting company status, especially since we are a company is dissolution.  The Special Committee and Board ultimately concluded that becoming a private company would be in the best interests of EDCI and its stockholders and, accordingly, rejected the alternative of remaining an SEC-reporting company.

After carefully reviewing these alternatives, for the reasons discussed above, the Special Committee recommended, and the Board approved, the split transaction as the most expeditious and economical way of changing our status to a non-reporting company.

Fairness of the Split Transaction

The Special Committee and the Board fully considered and reviewed the terms, purpose, alternatives, and effects of the split transaction.  Based on its review, the Special Committee unanimously determined that the split transaction is procedurally and substantively fair to, and in the best interests of, our unaffiliated stockholders, including the unaffiliated stockholders who will receive cash consideration in the transaction and unaffiliated stockholders who will continue as our stockholders.  Based on its review, the Board also unanimously determined that the split transaction is procedurally and substantively fair to, and in the best interests of, all of our stockholders, including all unaffiliated stockholders who will be cashed-out in the transaction and those unaffiliated stockholders who will be continuing stockholders after the transaction is completed.

Substantive Fairness

In concluding that the terms and conditions of the split transaction, including the cash to be paid to the non-continuing stockholders, are substantively fair to our unaffiliated shareholders, the Special Committee and the Board of Directors considered a number of factors.  The Special Committee and the Board did not assign specific weight to any of the factors they considered, nor did they apply them in a specific formulaic fashion.  Moreover, the discussion below is not meant to be exhaustive, but we believe it includes all material factors considered by the Special Committee and the Board in their determinations.

The factors that the Special Committee and the Board of Directors considered positive for all unaffiliated stockholders, including both those that are continuing and non-continuing stockholders, included the following:

•
EDCI is currently engaged in carrying-out its Plan of Dissolution under Delaware law, and, in this regard, is required to liquidate its assets and wind-up its business and affairs.  Any cost-savings that would accrue to the Company as a result of deregistering its common stock and becoming a non-SEC reporting company will increase the possibility of increasing the proceeds that can be distributed to our stockholders in connection with the Plan of Dissolution;

•
our smaller stockholders who prefer to remain as stockholders of the Company, despite the Board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 1,400 shares of common stock in their own names immediately prior to the split transaction, or transferring their registered shares into nominee name with a broker who holds in nominee name over 1,400 shares and such broker elects not to effect the split transaction on behalf of beneficial holders or does not have procedures requiring it to do so;

•
beneficial owners who hold their shares in “street name,” who would be cashed out if they were record owners instead of beneficial owners, and who wish to be cashed out as if they were record owners instead of beneficial owners, can work with their broker or nominee so that they will be cashed out;

•	stockholders receive limited benefit from our being an SEC-reporting company because of our size and the relatively limited trading of our common stock; and

•	the holders of a majority of the shares of the Company’s common stock must vote in favor of the split transaction in order for it to occur.

In addition to the positive factors applicable to all of our unaffiliated stockholders set forth above, the factors that the Special Committee and Board of Directors considered beneficial for the unaffiliated stockholders that are non-continuing stockholders included:

•	the factors relating to the fairness of the $3.44 per share price set forth on pages _____ through _____ hereof;

•	the cash to be paid to non-continuing stockholders in the split transaction will provide certainty of value to those stockholders and immediate liquidity for them; and

•	no brokerage or other transaction costs are to be incurred by them in connection with the transfer of their shares to the Company.

The factors that the Special Committee and Board of Directors considered positive for the affiliated and unaffiliated stockholders that are continuing stockholders included:

•	they will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements;

•
the fact that our shares may continue to be quoted in the Pink Sheets electronic quotation system after the split transaction is completed, which may provide opportunities for continuing stockholders to trade their shares in the future, at least until we make final dissolution distributions to our stockholders under the Plan of Dissolution.  However, trading opportunities in the Pink Sheets will be dependent on whether any broker-dealers commit to making a market for our common stock.  We cannot guarantee that our common stock will be quoted in the Pink Sheets; and

•
the two step structure of the split transaction will avoid disruption to holders of 1,400 or more shares of our common stock, who are not being cashed out in the transaction, by avoiding the requirement that these stockholders forward their stock certificates to the Company for cash for fractional shares of common stock and replacement stock certificates for whole shares of common stock.

The Special Committee and Board also considered the per-share purchase price to be fair from the perspective of continuing stockholders, as it was based on a price that willing buyers and sellers pay for the shares on the market, and that the purchase of shares in the split transaction at this price was a good use of the Company’s excess capital at this time.

The Special Committee and the Board are aware of, and have considered, the impact of certain potentially countervailing factors on the substantive fairness of the split transaction to the unaffiliated non-continuing stockholders, including the following factors, unless they take specific steps to avoid being cashed out, such as purchasing more shares or transferring their shares into a brokerage account that would avoid the elimination of their shares:

•
our unaffiliated non-continuing stockholders will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the Board without the opportunity to liquidate their shares at a time and for a price of their choosing;

•	these stockholders will not have the opportunity to participate in future dividend payments, if any, or distributions of cash in accordance with our Plan of Dissolution; and

•	these stockholders may be required to pay income tax on the receipt of cash in the split transaction.

The factors that the Special Committee and the Board of Directors considered as potentially negative for the affiliated and unaffiliated stockholders that are continuing stockholders included:

•
they will have reduced access to our financial information once we are no longer an SEC-reporting company, including forms filed by our directors and executive officers reporting changes in their beneficial ownership, although we do intend to continue to provide the continuing stockholders with our annual reports and other periodic updates regarding our progress under the Plan of Dissolution;

•
the fact that continuing stockholders will lose certain protections currently provided as a result of the Company being publicly-traded, including limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act of 1934, the restrictions and protections provided under SOX, and the oversight of the NASDAQ stock market;

•	under Delaware law, our Certificate of Incorporation, and bylaws, no appraisal or dissenters’ rights are available to our stockholders who disagree with or would dissent from the split transaction;

•
the liquidity of our shares of common stock held by continuing stockholders will be further reduced by the termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the NASDAQ stock market.  Future trading in our shares after we go private, if it occurs at all, may only occur in the Pink Sheets electronic quotation system or in privately negotiated sales; and

•
the Company expects to pay approximately $2.4 million (including expenses) to effect the split transaction.  This amount may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.

The Special Committee and the Board of Directors believe that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the split transaction to our affiliated and unaffiliated stockholders, whether they be continuing or non-continuing stockholders and that the foregoing factors are outweighed by the positive factors previously described.

Procedural Fairness

We believe that the split transaction is procedurally fair to our unaffiliated stockholders, including those that are continuing stockholders and those that are non-continuing stockholders.  The factors that the Special Committee and the Board of Directors considered positive for all stockholders, including both continuing and non-continuing stockholders, included the following:

•	the split transaction is being effected in accordance with all applicable requirements of Delaware law;

•
the Special Committee and the Board obtained a fairness opinion from an independent third party concerning the price to be paid to our cashed-out stockholders, and the Special Committee and the Board imposed no limitations upon Coady Diemar with respect to the investigation made or procedures followed in rendering its fairness opinion;

•	the Company retained and received advice from legal counsel in evaluating the terms of the split transaction;

•
the Special Committee, the Board, and the Company’s management considered alternative methods of effecting a transaction that would limit our SEC-reporting costs, each of which was determined to be potentially ineffective in achieving the goals of providing cash and value to the non-continuing stockholders as soon as possible and eliminating the costs and burdens of public company status;

•
stockholders will have the opportunity to determine whether or not they will remain stockholders after the split transaction by acquiring sufficient shares so that they hold at least 1,400 shares immediately prior to the split transaction or transferring their shares into nominee name (provided such nominee elects not to effect the split transaction on behalf of beneficial holders or does not have procedures requiring it to do so), or selling sufficient shares so that they hold fewer than 1,400 shares immediately prior to the split transaction, so long as they act sufficiently in advance of the split transaction so that the sale or purchase is reflected in our stockholder records by the close of business (Eastern time) on the effective date of the split transaction;

•
the Company has sufficient cash resources to undertake the necessary actions to finance the split transaction, with total expenditures estimated at $2.4 million, and therefore the split transaction should not materially affect our ability to carry out our Plan of Dissolution; and

•	the holders of a majority of the shares of the Company’s common stock must vote in favor of the split transaction in order for it to occur.

The Special Committee and the Board also are aware of, and have considered, the impact of the following potentially countervailing factors, which affect both continuing and non-continuing stockholders to the same degree, on the procedural fairness of the split transaction:

•
the split transaction is not structured to require approval of at least a majority of stockholders being cashed out in the split transaction; however, we determined that any such voting requirement would improperly usurp the ability of the holders of a majority of our outstanding shares to consider and approve the proposed amendments to our Certificate of Incorporation;

•	no appraisal or dissenters’ rights are available under Delaware law to stockholders who dissent from the split transaction; and

•	we did not receive a valuation of our assets, liabilities, or common stock by an independent appraiser.

The Special Committee and the Board each believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the split transaction to our unaffiliated stockholders, whether they are continuing or non-continuing stockholders, and the foregoing factors are outweighed by the procedural safeguards previously described.  In addition, with respect to the determination not to seek a valuation, the Special Committee and the Board felt that the fairness opinion to be given by Coady Diemar provided sufficient procedural safeguards with respect to the cash to be paid to the non-continuing stockholders and determined that it would be unnecessary to incur the additional cost associated with obtaining a valuation.  Further, because stockholders will have the opportunity to adjust their share ownership levels and thereby elect whether or not to remain a stockholder, the Special Committee and the Board did not consider the absence of appraisal rights to be a significant factor with respect to the split transaction.

The Company did not engage an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the split transaction or preparing a report covering the fairness of the split transaction.  Retaining an unaffiliated representative would be an added expense of the split transaction and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law.  Rather, the Board established the Special Committee to consider the advisability of a possible going private transaction, the various alternatives to effecting such a transaction, the related advantages and disadvantages to us and our unaffiliated stockholders of each of those alternatives, the fairness of the cash-out consideration both to our non-continuing stockholders and unaffiliated continuing stockholders as a result of the split transaction, and to make a recommendation to the full Board concerning the advisability of the split transaction.  The Board believes that the Special Committee, each of whose members is independent under applicable NASDAQ listing rules and Rule 10A-3(b) under the Exchange Act, was sufficient to protect the interests of unaffiliated stockholders.  In addition, the Special Committee took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held 1,400 shares or more or held fewer than 1,400 shares.  Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the members of the Special Committee set out to protect unaffiliated stockholders by making a recommendation regarding the split transaction that they believed to be fair to the unaffiliated stockholders.

We did not make any special provision to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense.  The Special Committee and the Board believe that this proxy statement, along with our other filings with the SEC, provides adequate information for unaffiliated stockholders to make an informed decision as to the split transaction, and that no special provision for the review of our files was necessary or customary.  The Special Committee and Board also considered the fact that under Delaware corporate law, and subject to certain conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account.

We also intend to treat stockholders holding common stock in street name in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers, and nominees holding these shares to provide us with information on how many fractional shares will be cashed-out, and request that they effect the split transaction for their beneficial holders.

Therefore, we believe that the split transaction is substantively and procedurally fair to our affiliated and unaffiliated stockholders, including those that are continuing stockholders and those that are non-continuing stockholders, for the reasons and factors described above.  In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole.

Effects of the Split Transaction on Affiliates

The split transaction will impact both affiliated and non-affiliated stockholders of the Company.  As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is a director or executive officer of the Company, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.  All of the affiliated stockholders of the Company own over 1,400 shares of the Company’s common stock.  Therefore, the effects of the split transaction on each of the affiliated stockholders will be the same.  We expect that our executive officers and directors will beneficially own approximately [397,527] shares (excluding unexercised options) as a group immediately after the split transaction.

Other potential effects of the split transaction which are unique to the affiliated stockholders include the following:

•
Reduced Reporting Requirements for Officers and Directors.  Our directors and executive officers will no longer be subject to the reporting and short-swing profits provisions under the Exchange Act with respect to changes in their beneficial ownership of our common stock.

•
Share Ownership.  Upon the completion of the split transaction, we expect that the percentage of beneficial ownership of common stock held by our executive officers and directors as a group will increase from 7.24% to 7.95%, on a fully-diluted basis, resulting in greater voting power for affiliated stockholders and less for non-affiliated stockholders, subject to change based on the actual number of shares that would be cashed-out in the split transaction.

Clarke H. Bailey, Matthew K. Behrent, Roger J. Morgan, Kyle E. Blue, Ramon D. Ardizzone, Cliff O. Bickell, Peter W. Gilson, and David A. Sandberg are considered “affiliates” of the Company due to their positions in senior management and/or on the Board of Directors of the Company.  The affiliates who are not Board members reviewed the same information regarding the split transaction that the Special Committee and the Board reviewed and considered the same factors as the Special Committee and the Board.  Each of these affiliates adopts the analysis of the Special Committee and the Board which is discussed in this proxy statement and has separately determined that the split transaction is fair to affiliated and unaffiliated stockholders.

Recommendation of the Special Committee

Based on the foregoing analyses, including a consideration of the disadvantages of the split transaction, the Special Committee unanimously determined that the split transaction is procedurally and substantively fair to all unaffiliated stockholders, including both unaffiliated non-continuing stockholders who will be cashed-out in the transaction and unaffiliated continuing stockholders, and believes the cash-out consideration to be paid to the non-continuing stockholders is fair to all unaffiliated stockholders.  As a result, the Special Committee unanimously recommended the split transaction to the full Board and recommends that stockholders vote “FOR” approval of the proposals to amend our Certificate of Incorporation.

Recommendation of the Board of Directors

At a meeting held on July 19, 2010, the Board  unanimously determined that the split transaction is fair to, and in the best interests of, the Company and its stockholders, including all unaffiliated non-continuing stockholders who will be cashed-out in the transaction and unaffiliated continuing stockholders, unanimously approved the split transaction, and recommends that you vote “FOR” approval of the proposals to amend our Certificate of Incorporation.  In reaching its determination and recommendation, the Board considered and specifically adopted the recommendations of the Special Committee and the factors that the Special Committee took into account in making its recommendation to the full Board.

Fairness Opinion of Financial Advisor

Summary of Fairness Opinion

The Special Committee retained Coady Diemar to act as its independent financial advisor and to render to the Special Committee, if requested, a written opinion as to the fairness, from a financial point of view, of the consideration to be paid to unaffiliated holders of fractional shares of the Company’s common stock resulting from the split transaction.

On July 19, 2010, Coady Diemar delivered to the Special Committee its oral opinion, subsequently confirmed in writing on July 22, 2010, that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, that the $3.44 price per pre-split share of common stock (the “Consideration”) to be paid to those unaffiliated stockholders of the Company who are cashed-out in the split transaction is fair from a financial point of view to such stockholders (the “Opinion”).

The Opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the Consideration to be paid to unaffiliated stockholders of the Company who are cashed-out in the split transaction.

The Opinion does not address: (i) the fairness of the split transaction to the Company’s continuing stockholders or any other class of securities, creditors or other constituencies of the Company, or any other party, other than the unaffiliated stockholders of the Company who are cashed-out in the split transaction; (ii) the underlying business decisions of the Special Committee, Board of Directors, the Company or its stockholders, or any other party to proceed with or effect the split transaction; (iii) the relative merits of the split transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage; (iv) the tax or legal consequences of the split transaction to either the Company, its stockholders, or any other party; (v) how any stockholder should act or vote, as the case may be, with respect to the split transaction; (vi) the terms or fairness of any future transactions; or (vii) the solvency, creditworthiness, or fair value of the Company or any other participant in the split transaction under any applicable laws relating to bankruptcy, insolvency, or similar matters.  In furnishing its Opinion, Coady Diemar did not represent that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it represent that the Opinion constitutes a report or valuation within the meaning of the Securities Act.

The full text of Coady Diemar's Opinion is attached to this proxy statement as Appendix B, and the summary of the Opinion set forth in this section is qualified in its entirety by reference to that Opinion. The Company urges its stockholders to carefully read the Coady Diemar Opinion in its entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at these findings, limitations on the review undertaken in connection with the Opinion, and judgments made or conclusions undertaken by Coady Diemar in reaching its Opinion.

In arriving at its Opinion, Coady Diemar has, among other things:

i)	reviewed the financial terms and conditions of the split transaction, including the description thereof contained in the draft proxy statement provided to Coady Diemar on July 22, 2010;

ii)
reviewed publicly available financial information and other data with respect to EDCI, including the Company’s Plan of Dissolution, the definitive proxy statement filed with the Securities and Exchange Commission on November 16, 2009 pursuant to which the Company’s Plan of Dissolution was submitted to its stockholders for approval, the Form 10-K’s for the fiscal years ended December 31, 2007 through 2009 and the Form 10-Q’s for each three month period ended from March 31, 2008 to March 31, 2010, and the audited and unaudited consolidated financial statements of EDCI, respectively, set forth therein, as well as certain other pubic filings made;

iii)	reviewed certain internal financial information and other data relating to the business and financial prospects of EDCI furnished to Coady Diemar by EDCI;

iv)	held discussions with the senior management of EDCI (“Management”) regarding the historic, current and future outlook of EDCI;

v)
reviewed the asset purchase agreement and corresponding security agreement between Entertainment Distribution Company, LLC, Entertainment Distribution Company (USA), LLC (“EDC USA”) and Sony DADC US Inc. dated December 31, 2008;

vi)
discussed with Management details of EDC’s German subsidiary (“EDC GmbH”), including, but not limited to: (a) the state of the European CD and DVD manufacturing and distribution industry, (b) EDC GmbH’s relationship with its largest customer, (c) the recently terminated sale process for EDC GmbH, and (d) regulations and other factors affecting distributions to the equity holders of EDC GmbH;

vii)
reviewed financial and operating information with respect to certain publicly-traded companies in the CD and DVD manufacturing and distribution industry which Coady Diemar believed to be generally comparable to the business of EDC GmbH;

viii)
reviewed the financial terms of certain recent business combinations in the CD and DVD manufacturing and distribution industry involving companies which Coady Diemar believed to be generally comparable to the business of EDC GmbH;

ix)	analyzed historic trading prices and volume in EDCI’s shares;

x)	analyzed other recent reverse/forward split transactions and the premiums paid in such transactions as fractional share consideration;

xi)	reviewed the projected post-split transaction financial results of EDCI prepared by Management;

xii)	considered the effect of the Company’s planned delisting and deregistration of its common stock on the post-split transaction value of the common stock; and

xiii)	performed other financial studies, analyses and investigations, and considered such other information, as Coady Diemar deemed necessary or appropriate for purposes of its Opinion.

In connection with providing its Opinion, Coady Diemar received no specific instructions from the Special Committee or EDCI’s Board of Directors other than to provide the Special Committee with an opinion stating whether or not the Consideration to be paid to unaffiliated stockholders of the Company who are cashed-out in the split transaction was fair from a financial point of view.  No limitation was imposed on Coady Diemar with respect to the scope of Coady Diemar’s investigation in rendering its services.

The following is a summary of the material analyses and other information that Coady Diemar prepared and relied on in delivering its Opinion to the Special Committee. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Coady Diemar, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Except as otherwise noted, the quantitative information which follows, to the extent that it is based on market data, is based on market data as it existed on or before July 15, 2010, and is not necessarily indicative of current market conditions. Financial information for the Company presented in this summary is based on information EDCI provided to Coady Diemar prior to July 15, 2010.  Coady Diemar was not asked to, nor did it, provide a recommendation regarding the Consideration.  Rather, the Special Committee selected a proposed Consideration price and recommended the Consideration price to the full Board, which subsequently approved the Consideration.

Analysis Overview

Coady Diemar’s approach to its analysis of the split tansaction was materially influenced by EDCI’s intention to voluntary dissolve, liquidate and wind up the business of the Company as more fully described in the Company’s Plan of Dissolution filed with the Securities and Exchange Commission on November 16, 2009 and subsequently approved by shareholders.  Consequently, Coady Diemar concluded that traditional going concern company analyses at the EDCI parent level were of little benefit to its evaluation of the split transaction.  Coady Diemar instead undertook a sum of the parts (“Sum of the Parts”) analysis that evaluated the Company’s disparate assets and liabilities along with the distinctive timing and liquidity considerations associated with each, as it believed that this approach was a more appropriate method to evaluate the split transaction.  In addition to its Sum of the Parts analysis, Coady Diemar also considered the implied premium the Consideration represented to the Company’s common stock closing price prior to Coady Diemar’s oral opinion to the Special Committee on July 19, 2010, and evaluated this premium with the premiums (and discounts) paid in recent reverse stock split transactions.  Coady Diemar did not consider a reversal of the Company’s Plan of Dissolution and return to going concern status as part of its analysis.

Sum of the Parts Analysis

Coady Diemar focused its Sum of the Parts analysis on the primary components that comprise EDCI.  The components Coady Diemar evaluated are: (i) the Company’s ownership of 97.99% of the limited liability company units of Entertainment Distribution Company, LLC (“EDC”), a business operating in the manufacturing and distribution segment of the entertainment industry, and (ii) the Company’s remaining assets and liabilities unencumbered by EDC (“EDCI, ex EDC”).  Coady Diemar also considered the potential value associated with the Company’s net operating losses (“NOL”) and concluded that given EDCI’s intention to dissolve and distribute substantially all of its cash to stockholders, the Company would be unlikely to realize any future value from its NOLs.

A summary of the Sum of the Parts analysis, including Coady Diemar’s range of high and low net asset valuation observations, is presented in the chart below.

(in millions, except pershare amounts)

EDCI Holdings, Inc.

Entertainment Distribution Company, LLC (“EDC”)	EDCI Holdings, Inc., ex EDC

		Low	High			Low	High
A.	EDC USA, LLC	$ 12.0	$ 14.2	A.	Cash after Management provisions for future operating costs and liabilities	$ 17.1	$ 16.8
B.	EDC UK, LLC	1.1	1.1		EDCI shares outstanding	6.7	6.7
C.	EDC GmbH, LLC	0.0	2.0		Net asset value per share	$ 2.54	$ 2.50
	Total	$ 13.1	$ 17.3
Adjustments(1)		(2.5)	(1.5)	B.	Present value of potential unused Management contingency reserves	$ 1.0	$ 4.3
Net asset value		$ 10.7	$ 15.8		EDCI shares outstanding	6.7	6.7
EDCI shares outstanding		6.7	6.7		Net asset value per share	$ 0.15	$ 0.64

Net asset value per share		$ 1.59	$ 2.34		Net asset value per share	$ 2.69	$ 3.13
Notes: (1) Includes reserve for contingent liabilities associated with the EDC’s Sony Security Agreement and recognition of EDCI’s 97.99% ownership of EDC.

The sum of the valuation ranges for (i) EDC and (ii) EDCI, ex EDC produce a net asset value per share range for the Company of $4.28 to $5.48 with a mid-point of $4.88.  Accounting for the distribution of $1.56 per share that the Company paid to all shareholders on July 30, 2010, the net asset value per share range is adjusted to $2.72 to $3.92, with a mid-point of $3.32.

EDC Evaluation

Coady Diemar evaluated the various sub-components of EDC as part of its analysis.  A summary of this evaluation is below.

EDC USA, LLC – EDC USA, LLC (“EDC USA”) is the U.S. business of EDC.  On December 31, 2008, the Company completed the sale of substantially all of the assets of EDC USA to Sony DADC U.S., Inc (“Sony DADC”) for $26.0 million in cash and certain other consideration.  The sale agreement included customary representations and warranties accompanied by certain indemnification rights.  Substantially all of EDC USA’s assets are pledged as collateral to secure those indemnification rights for a period of at least three years following the closing of the transaction (the “Sony Security Agreement”).  EDC USA’s remaining assets and liabilities include cash, an idle manufacturing facility located in Kings Mountain, NC that was formerly used in EDC USA’s U.S. manufacturing operations and a reserve for future operating and contingent liabilities.  Coady Diemar’s evaluation of EDC USA’s high and low net asset value is presented in the chart below.

(in millions)

EDC USA, LLC	Low	High
Cash	$10.3	$10.3
Accounts payable	(0.2)	(0.2)
Building and land(1)	5.1	6.2
Operating expense reserve	(1.9)	(0.8)
Contingent liability reserve	(1.3)	(1.3)
EDC USA, LLC net asset value	$12.0	$14.2

(1)   Discounted to reflect a multi-year holding period.

EDC UK, LLC – EDC UK, LLC (“EDC UK”) is the United Kingdom business of EDC.  On March 20, 2009, the Board of Directors of EDC approved a plan to consolidate EDC UK’s Blackburn, UK and Hannover, Germany manufacturing volumes within the Hannover facility.  As a result of this consolidation, EDC UK ceased substantially all of the operations presently conducted at its Blackburn facility in the United Kingdom as of December 31, 2009.  Final closure of the Blackburn facility occurred in June of 2010.  EDC UK’s remaining assets and liabilities include cash, receivables and a liquidation reserve.  Coady Diemar’s evaluation of EDC UK’s high and low net asset value is presented in the chart below.

(in millions)

EDC UK, LLC	Low	High
Cash	£0.2	£0.2
Accounts receivable	0.7	0.7
Liquidation reserve	(0,2)	(0.2)
EDC UK, LLC net asset value	£0.7	£0.7
Exchange rate (USD / UK Pound)	1.5461	1.5461
EDC UK, LLC net asset value	$1.1	$1.1

EDC GmbH – EDC GmbH (“EDC GmbH”) is the German business of EDC and represents EDC’s sole continuing operational asset.  Coady Diemar evaluated the high and low net asset value for EDC GmbH using three generally accepted going concern valuation methodologies: (i) discounted cash flow analysis, (ii) comparable company analysis and (iii) precedent transactions analysis.  Coady Diemar also considered other factors as part of its evaluation of EDC GmbH, including the 2010 terminated sale process for EDC GmbH.

(i) Discounted cash flow analysis – Coady Diemar performed a discounted cash flow analysis of EDC GmbH in which it calculated the present value of the projected hypothetical future cash flows of EDC GmbH.  As part of this analysis, Coady Diemar evaluated eleven sets of projections for the period beginning July 1, 2010 through December 31, 2015, all as prepared and provided to Coady Diemar by Management (the “Projections”).  The eleven cases that make up the Projections reflect Management’s uncertainty surrounding the potential of the European CD and DVD manufacturing industry and the various legal issues with EDC GmbH’s largest customer, the Universal Music Group.  While EDC GMbH management believes it will be successful with regard to the ultimate resolution of those legal issues, and thus prepared its management projections based on that and other assumptions it believes are reasonable, Coady Diemar recommended to the Special Committee and EDCI management that EDCI management develop additional management projections for the purposes of its evaluation of the split transaction.  EDCI management believes that its eleven sets of management projections (which include those originally prepared by EDC GmbH management) were appropriate for Coady Diemar to consider in connection with rendering its Opinion with respect to the split transaction, because they incorporated a reasonable spectrum of the risks inherent to EDCI’s financial interest in EDC GmbH.  In the discounted cash flow analysis, Coady Diemar estimated a range of theoretical values for EDC GmbH based on the net present value of its implied annual cash flows and a terminal value in fiscal year 2015 calculated based upon a multiple of earnings before interest, taxes, depreciation and amortization (EBITDA).

Coady Diemar applied a range of discount rates of 22.5% to 27.5% and a range of terminal value multiples of 1.0 to 1.5 times EDC GmbH’s forecasted pro forma fiscal year 2015 EBITDA.

Coady Diemar determined terminal value multiples by considering (i) forecasted industry growth rates and (ii) information on trading multiples of comparable companies.  Additionally, Coady Diemar considered the nature of EDC GmbH’s business, the size of EDC GmbH relative to the comparable companies, EDC GmbH’s position in the industry, the inherent risk of failing to improve performance in an increasingly competitive industry and Coady Diemar’s recent experience in the mergers and acquisitions marketplace.

Discount rates were based on the cost of unlevered equity capital calculated using the capital asset pricing model, which estimates the return required by equity investors given a company’s risk profile.

Coady Diemar adjusted the resulting valuation calculations to incorporate the cash assets and long term liabilities of EDC GmbH and also applied an equity liquidity discount based on unique considerations in German regulations that limit the potential for distributions from EDC GmbH to EDCI.

This analysis resulted in implied equity values of EDC GmbH ranging from a low of $0.0 million to a high of $12.2 million, with mean and median observations of $2.3 million and $0.0 million, respectively.  Coady Diemar also observed that eight of the eleven sets comprising the Projections produced a $0.0 million equity value.

(ii) Comparable company analysis – The comparable public company analysis reviews securities of publicly traded companies deemed comparable to EDC GmbH’s business.  In conducting its analysis, Coady Diemar noted that it is generally accepted that share pricing in the public market incorporates a wide range of factors including general economic conditions, interest rates, inflation and investor perceptions.

Coady Diemar analyzed financial information and valuation ratios relating to five publicly traded companies involved in the entertainment content and distribution sectors with market capitalizations between $58 million and $362 million.  This group comprised Cinram International Income Fund (“Cinram”), Imitation, Corp., Rimage Corp., Navarre Corp. and Anwell Technologies.  Of this group, Coady Diemar concluded that Cinram was the most directly comparable to EDC GmbH while the remaining four companies were indirectly comparable.  A table summarizing Coady Diemar’s observations of these valuation ratios is found below.

		Enterprise Value / EBITDA				Enterprise Value / Revenue
		LTM		2010E		LTM		2010E

Most directly comparable:
Cinram International Income Fund		1.8	x	2.4	x	0.2	x	0.3	x
Indirectly comparable:
Imitation, Corp.		2.2	x	NA		0.1	x	0.1	x
Rimage Corp.		4.4	x	NA		0.7	x	0.6	x
Navarre Corp.		2.8	x	3.3	x	0.2	x	0.2	x
Anwell Technologies		NM		NA		1.9x		NA

	Low (1)	2.2	x	3.3	x	0.1	x	0.1	x
	Mean (1)	3.1	x	3.3	x	0.7	x	0.3	x
	Median (1)	2.8	x	3.3	x	0.5	x	0.2	x
	High (1)	4.4x		3.3x		1.9x		0.6x

(1) Indirectly comparable summary statistics do not include Cinram.

Coady Diemar made qualitative judgments concerning the difference between the financial and operating characteristics of EDC GmbH, Cinram and the other indirect comparable companies.  Based on these judgments and the observations above, Coady Diemar applied a range of EBITDA and revenue multiples to EDC GmbH’s last twelve months (LTM) actual performance and its estimates for performance in fiscal year 2010 based on the Projections.  Specifically, Coady Diemar applied (a) a multiple range of 1.00x to 1.50x and 1.50 to 2.00x to EDC GmbH’s LTM EBITDA and 2010 expected EBITDA, respectively, and (b) a multiple range of 0.10x to 0.20x and 0.15x to 0.25x to EDC GmbH’s LTM revenue and 2010 exepcted revenue, respectively.  Coady Diemar adjusted the resulting valuation calculations to incorporate the cash assets and liabilities of EDC GmbH and also applied an equity liquidity discount based on unique considerations in German regulations that limit the potential for distributions from EDC GmbH to EDCI.

The analysis based on LTM EBITDA produced implied equity values for EDC GmbH ranging from a low of a $6.5 million to a high of $10.3 million.  The analysis based on 2010 EBITDA estimates from the Projections produced implied equity values for EDC GmbH ranging from a low of $5.2 million to a high of $10.8 million.

The analysis based on LTM revenue produced implied equity values for EDC GmbH ranging from a low of a $6.4 million to a high of $13.7 million.  The analysis based on 2010 revenue estimates from the Projections produced implied values for EDC GmbH ranging from a low of $8.8 million to a high of $15.9 million.

Coady Diemar finally observed that given the limited number of truly comparable companies and other unique circumstances surrounding EDC GmbH’s operating prospects and regulatory jurisdiction, the comparable company analysis was viewed as a less relevant indication of value.  Also, it would not be possible to take EDC GmbH public given industry and customer issues.

(iii) Precedent Transaction Analysis – Coady Diemar also considered the results of a precedent transaction analysis in developing its valuation conclusions.  Evaluating precedent transactions provides insight into the prices at which companies similar to the subject company have sold in transactions (mergers and acquisitions).  Target companies are compared to the subject company, and multiples paid in transactions are analyzed and applied to subject company data resulting in value indications.  These valuation indications can be affected by, among other things, the product or service produced or sold, geographic markets served, competitive position, profitability, growth expectations, size, risk perception and capital structure.

Coady Diemar evaluated thirteen transactions that occurred between June 2008 and April 2010 and involved broadly comparable companies based on businesses in the entertainment content and distribution sectors.

The comparative group of transactions referred to above is outlined in the table below:

Effective Date	Acquiring Company	Target Company
4/11/2010	Avid Technology Inc.	Euphonix, Inc.
10/15/2009	Dimensional Associates LLC	The Orchard Enterprises Inc.
10/12/2009	Fluid Music Canada, Inc.	Somerset Entertainment Income Fund
9/15/2009	Teton Advisors, Inc.; GGCP, Inc.; Gabelli Securities, Inc.	Viacom, Inc.
9/1/2009	Mitsubishi Kagku Media Co., Ltd.	Freecom B.V.
5/6/2009	Petro America Corp.	American Southwest Music Distribution, Inc.
2/12/2009	Coinstar Inc.	Redbox Automated Retail, LLC
2/9/2009	Tri Media Services, LLC	Media Evolved, LLC
1/22/2009	Reach Media AS	Dicentia A/S
11/14/2008	Clarke Inc.	Madacy Entertainment Income Fund
10/31/2008	Sony DADC US INC.	EDC Distribution Operations in Fishers, Indiana and Select U.S. Manufacturing Equipment
8/4/2008	Audio & Video Labs, Inc.	CD Baby, Inc.
6/2/2008	Anderson Merchandisers, L.P.	Handleman Company Of Canada Limited

Coady Diemar noted in its evaluation of the above transactions that a limited number involved EDC GmbH’s specific business of CD and DVD manufacturing and distribution.

Coady Diemar noted the observed multiples of LTM revenue and LTM EBITDA for the selected transactions above.  The table below summarizes these observations:
	Enterprise Value /LTM EEBITDA	Enterprise Value /LTM Revenue

Low	2.5x	0.2x
Mean	2.6x	0.4x
Median	2.6x	0.4x
High	2.7x	0.5x

Coady Diemar made qualitative judgments concerning the difference between the financial and operating characteristics of EDC GmbH and the selected thirteen transactions above.  Based on these judgments and its observations of the transactions above, Coady Diemar applied a range of EBITDA and revenue multiples to EDC GmbH’s LTM actual performance.  Specifically, Coady Diemar applied (a) a multiple range of 2.50x to 2.70x to EDC GmbH’s LTM EBITDA and (b) a multiple range of 0.20x to 0.50x to EDC GmbH’s LTM revenue.  Coady Diemar adjusted the resulting valuation calculations to incorporate the cash assets and liabilities of EDC GmbH and also applied an equity liquidity discount based on unique considerations in German regulations that limit the potential for distributions from EDC GmbH to EDCI.

The analysis based on LTM EBITDA produced implied equity values for EDC GmbH ranging from a low of a $17.8 million to a high of $19.3 million.  The analysis based on LTM revenue produced implied equity values for EDC GmbH ranging from a low of $13.7 million to a high of $35.8 million.

Coady Diemar finally observed that given the limited number of truly comparable transactions, dramatic changes in market conditions over the past twelve to twenty four months, the practical inability to sell EDC GmbH without the cooperation of Universal, EDC GmbH’s largest customer, and based on negotiations with a potential acquirer in the last twelve months, EDC does not believe Universal will cooperate with any such transaction, and other unique circumstances surrounding EDC GmbH’s operating prospects and regulatory jurisdiction, the precedent transaction analysis was viewed as a less relevant indication of value.

Based on the three valuation analyses above and other factors, including the recently terminated sale process for EDC GmbH, Coady Diemar’s evaluation concluded a net asset value for EDC GmbH ranging from a low of $0.0 million to a high of $2.0 million.  As previously discussed, Coady Diemar's valuation of EDC GmbH was conducted solely for the purpose of a valuation of the consideration to be paid to unaffiliated stockholders of the Company who will be cashed-out in the split transaction.

EDCI, ex EDC Evaluation

Coady Diemar evaluated the various sub-components of EDCI, ex EDC as part of its analysis.  A summary of this evaluation is below.

Cash after Management provisions for future operating costs and liabilities – EDCI, ex EDC’s remaining assets and liabilities include cash, auction market preferred securities, operating reserves for the minimum three year dissolution period required under Delaware law and Management’s reserves for contingent liabilities.  Coady Diemar’s high and low net asset value evaluation of EDCI, ex EDC cash available after Management provisions for future operating costs and liabilities is presented in the chart below.

(in millions, except per share amounts)

EDCI, ex EDC
Cash after managememnt provisions for future operating costs and liabilities
	Low	High
Cash	$29.4	$29.4
Auction market preferred securities	0.8	0.8
Corporate operating reserves	(2.2)	(2.5)
Pension and other defined benefit obligations	(0.9)	(0.9)
Contingent liability reserve	(10.0)	(10.0)
Net asset value	$17.1	$16.8
EDCI shares outstanding	6.7	6.7
Net asset value per share	$2.54	$2.50

Present value of potential unused Management contingency reserves – Coady Diemar observed that it is customary for companies in dissolution to use conservative assumptions for contingent liability reserves.  Management, in conjunction with its outside advisors and counsel, provided Coady Diemar with details about ECDI’s potential contingent liabilities, including the various permutations and probabilities of each known potential liability occurring and the potential amounts liable.  Based on this information, Coady Diemar calculated a high and low range of the Company’s probability weighted contingent liability exposure and the implied potential for unused contingent liability reserves.  Coady Diemar then calculated the present value of the implied potential for unused contingent liability reserves using a discount rate of 15.10% based on the cost of unlevered equity capital of the Company calculated using the capital asset pricing model, which estimates the return required by equity investors given a company's risk profile.  A summary of this analysis is presented in the chart below.

(in millions, except per share amounts)

EDCI, ex EDC
Present value of potential unused Management contingency reserves

	Low	High

Contingent liability reserve	$10.0	$10.0
Probability weighted contingent liability exposure	(9.0)	(4.3)
Estimated unused contingent liability reserve	$1.1	$5.7

Present value of estimated unused contingent liability reserve	$1.0	$4.3
EDCI shares outstanding	6.7	6.7
Net asset value per share	$0.15	$0.64

Premiums Paid Analysis - Reverse Stock Splits, Going Private

Coady Diemar reviewed publicly available information for selected transactions completed between January 2007 and October 2009 in which companies, with market capitalizations in excess of $10 million, performed a reverse stock split and subsequently de-registered shares under the Securities Exchange Act of 1934.  Coady Diemar reviewed the information to determine the implied premiums (and discounts) payable in the transactions over recent stock closing prices prior to announcement of the transaction, including the one-day prior, one-week prior average and four-week prior average.  It selected these transactions by searching Commission filings, public company disclosures, press releases, databases and other sources.

Coady Diemar performed its analysis on thirteen transactions.  Coady Diemar noted that none of these transactions involved companies in dissolution.

The following table identifies the companies involved in the thirteen transactions included in Coady Diemar's analysis.

MAXXAM Inc.	Oregon Pacific Bancorp
Gander Mountain Co.	Peoples Bancorp
Cuisine Solutions Inc.	Jaclyn Inc.
Computer Horizons Corp.	CB Financial Corporation
Gouverneur Bancorp Inc.	Citizens Bancorp
Peoples-Sidney Financial Corp.	Ohio State Bancshares Inc.
First Bancorp of Indiana Inc.

The following table summarizes the premiums or discounts paid in the transactions referenced above,

	Historical Period before Transaction Announcement
	One Day	Seven Days	Thirty Days
Premium / (Discount):
Low	(9.1%)	(10.0%)	(11.0%)
Mean	22.3%	23.7%	26.0%
Median	17.4%	21.5%	23.9%
High	70.2%	67.3%	79.5%

Coady Diemar observed that the sum of (i) the Consideration and (ii) the distribution of $1.56 per share that the Company paid to all shareholders on July 30, 2010 represented a total of $5.00 per share.  Coady Diemar further observed that this $5.00 per share of Common Stock represented an implied premium of 23.8%, 29.5% and 48.8% to EDCI’s Common Stock price one day, seven days and thirty days prior to Coady Diemar’s July 19, 2010 oral opinion to the Special Committee, respectively.

Coady Diemar also observed that the Consideration taken by itself represented an implied premium of 38.7%, 49.6% and 91.1% to EDCI’s Common Stock price, adjusted for the $1.56 per share distribution, one day, seven days and thirty days prior to Coady Diemar’s July 19, 2010 oral opinion to the Special Committee, respectively.

In reaching the conclusion as to the fairness of the Consideration to be paid to those unaffiliated stockholders of the Company who are cashed-out in the split transaction, each of the analyses conducted by Coady Diemar was carried out to provide a particular perspective of the split transaction.  Coady Diemar did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its Opinion.  Coady Diemar does not place any specific reliance or weight on any individual analysis but instead concludes that its analyses taken as a whole support its conclusion and its Opinion.  Accordingly, Coady Diemar believes that its analyses must be considered in their entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Coady Diemar in connection with the preparation of its Opinion.

The analyses of Coady Diemar are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses.  Analyses relating to the value of companies, assets or liabilities do not purport to be appraisals or valuations or necessarily reflect the price at which companies, assets or liabilities may actually be sold or realized.  No company or transaction used in any analysis for purposes of comparison is identical to the Company or the split transaction.  Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which EDCI and its subsidiaries were compared and other factors that could affect the public trading value of the companies.

In arriving at its Opinion, Coady Diemar relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information provided to or discussed with Coady Diemar by the Company or obtained by Coady Diemar from public sources, including, without limitation, the Projections referred to above.  With respect to the Projections, Coady Diemar relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to EDC GmbH’s expected future performance.  Coady Diemar has not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and Coady Diemar further relied upon the assurances of Management that they are unaware of any facts that would make the information, including the Projections, provided to Coady Diemar, incomplete or misleading for the purposes of its Opinion.  Coady Diemar assumed that there had been no material changes in the assets, financial condition, results of operations, EDCI’s business or prospects since the date of the latest financial statements made available to Coady Diemar at the time of delivery of its Opinion.  Coady Diemar also assumed that the Company was not a party to any material non-public pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the split transaction.

In arriving at its Opinion, Coady Diemar did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Coady Diemar furnished with any such evaluation or appraisal, with the exception of a May 17, 2010 appraisal of EDC USA’s Kings Mountain Facility in Grover, NC performed by Fred H. Beck & Associates, LLC.

Coady Diemar assumed that: (i) the Company paid a dissolution payment to all stockholders of $1.56 per share of Common Stock in cash on or about July 30, 2010, (ii) all the necessary governmental and regulatory approvals and consents required for the split transaction will be obtained; and (iii) that the split transaction will be consummated in a timely manner and in accordance with the terms of the draft proxy statement provided to Coady Diemar on July 22, 2010 without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on the Company or the contemplated benefits to the Company of the split transaction, or will otherwise change the amount of the Consideration paid to the unaffiliated stockholders whose fractional shares of common stock would be cashed out as part of the split transaction.  Coady Diemar did not express any opinion as to the price or range of prices at which the Company’s common stock may trade subsequent to the announcement of the split transaction.

Coady Diemar's Opinion is subject to the assumptions and conditions contained in its written Opinion and is necessarily based on economic, market and other conditions, and the information made available to it, as of the date of its Opinion, July 22, 2010.  Events occurring after July 22, 2010, could materially affect the assumptions used in preparing, and the conclusions reached in, Coady Diemar's Opinion.  Coady Diemar assumed no responsibility for updating, revising or reaffirming its Opinion based on circumstances or events occurring after the date of its Opinion, except to the extent expressly contemplated in its engagement letter with the Company dated May 4, 2010.

Coady Diemar, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, stock buybacks, and valuations for corporate and other purposes.  Coady Diemar has received a non-contingent fee of $75,000, plus reimbursement of out-of-pocket expenses, from EDCI relating to its services in providing the Opinion.  EDCI has also agreed to indemnify Coady Diemar against certain liabilities with respect to Coady Diemar’s services relating to the split transaction and the Opinion.  Other than with respect to the split transaction, there are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Coady Diemar and any party to the split transaction.

Based upon the foregoing analyses and the assumptions and limitations set forth in the full text of Coady Diemar’s Opinion, Coady Diemar is of the opinion that, as of the date of the Opinion, the Consideration to be received by the unaffiliated stockholders of EDCI whose fractional shares of common stock would be cashed out as part of the split transaction is fair, from a financial point of view, to such stockholders.

Structure of the Split Transaction

The proposed transaction has been structured as a two-step stock split transaction to allow small stockholders to immediately and efficiently obtain the fair value in cash for their shares, to avoid disruption to stockholders of 1,400 or more shares who would not be cashed out in the transaction, and to limit the costs of the split transaction by avoiding costs associated with cashing out the fractional shares of the holders of 1,400 or more shares of common stock and reissuing stock certificates to those stockholders.

The Board elected to structure the split transaction to take effect at the record stockholder level, meaning that the Company will look at the number of shares registered in the name of a single holder on the Company’s records to determine if that holder’s shares will be cashed out.  Nevertheless, we intend to treat stockholders holding our common stock in street name in the same manner as our record stockholders.  This means that, prior to the effective date of the split transaction, we will conduct an inquiry of all brokers, banks, and other nominees that hold shares of our common stock in street name, ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the split transaction for those beneficial holders.  However, these brokers, banks, and other nominees may have different procedures for processing the split transaction.  Accordingly, if you hold your shares of common stock in street name, we encourage you to contact your broker, bank, or other nominee immediately.

Effects of the Split Transaction on the Company

The split transaction will have various effects on us, which are described below.

Effect of the Proposed Transaction on Common Stock and Trading of Common Stock

Our Certificate of Incorporation currently authorizes the issuance of 200,000,000 shares of common stock.  The number of authorized shares of common stock will remain unchanged after completion of the split transaction.  As of the record date, the number of outstanding shares of common stock was __________.  Based on our best estimates, if the split transaction had been consummated as of the record date, the number of outstanding shares of common stock would have been reduced by approximately _____% from __________ to approximately __________, cash would have been paid for approximately __________ shares, and the number of record stockholders would have been reduced from approximately _____ to approximately _____.

Our common stock is publicly traded on the NASDAQ Capital Market under the symbol “EDCI,” and we will not be able to trade our common stock on the NASDAQ after we become a private company.  Our common stock may be quoted in the Pink Sheets electronic quotation system following the completion of the split transaction, although we cannot provide any guarantees in this regard.

Termination of Securities Exchange Act Registration and Reporting Requirements

Upon the completion of the split transaction, we expect that our common stock will be held by fewer than 300 record stockholders.  Accordingly, our obligation to continue to file periodic reports with the SEC will be suspended pursuant to Rule 12h-3 of the Exchange Act.

The suspension of these filing requirements will substantially reduce the information required to be furnished by us to our stockholders and to the SEC.  Therefore, we will eliminate costs associated with these filing requirements, which we estimate to be approximately $560,000 on an annual basis (or approximately $1.3 million, or $0.19 per share, through the completion of the Plan of Dissolution, which is expected to be in the first quarter of 2013).  These annual costs are broken down as follows:

Description	Amount
Independent Auditors (SEC review work)	$115,000
SEC Counsel	$25,000
Staff and Executive Time	$246,000
Printing, EDGAR, and Miscellaneous Costs	$146,000
NASDAQ Listing Fees	$28,000
TOTAL	$560,000

We will apply for termination of the registration of our common stock and suspension of our SEC reporting obligations as soon as practicable following completion of the split transaction.  Following completion of the split transaction, we intend to continue to provide our stockholders with financial information by continuing to disseminate annual reports and other periodic updates regarding our progress under the Plan of Dissolution, including financial information regarding our net assets in liquidation.

Elimination of Non-Continuing Stockholders

As a result of the split transaction, all shares held by non-continuing stockholders will be converted into the right to receive $3.44 per share in cash.  As a result, the non-continuing stockholders will not have the opportunity to participate in future dividend payments, if any, or distributions of cash in accordance with our Plan of Dissolution, which may be greater or less than the cash-out consideration to be paid to non-continuing stockholders in the split transaction.  In this regard, the non-continuing stockholders will not face the risk of any decline in the value of our net assets in liquidation after the split transaction.  For more effects of the split transaction on our stockholders, see “– Fairness of the Split Transaction” above.

Financial Effects of the Split Transaction

We expect that the split transaction will require approximately $2.4 million in cash to complete.  This includes approximately $2.1 million to be paid to non-continuing stockholders in exchange for their shares, and approximately $0.3 million in professional fees, printing and mailing costs, filing fees and EDGAR costs, and other expenses related to the split transaction.  We do not anticipate that these expenditures will have any material adverse effect on the level of our net assets in liquidation.  The amount to be paid to non-continuing stockholders may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.  In this connection, we have reserved up to $4 million in the event additional stockholders are required to be cashed-out.  See “– Fees and Expenses” below for a description of the fees and expenses we expect to incur in connection with the split transaction.  See “– Financing of the Split Transaction” below for a description of how the split transaction will be financed.

Effect on Stock Options

Upon the effectiveness of the split transaction, the number of shares of common stock subject to outstanding stock options under the Company’s stock option plans and the exercise prices of the options will remain the same.

Effect on Conduct of Business After the Split Transaction

On January 7, 2010, our stockholders approved the voluntary dissolution and liquidation of EDCI pursuant to the Plan of Dissolution.  As a result, we ceased all of our business activities except for those relating to winding up EDCI’s business and affairs during a minimum three-year period required under Delaware law.  After the split transaction is completed, we expect to continue the liquidation of our assets and the winding-up of our business affairs under the Plan of Dissolution, and the split transaction is not anticipated to have any effect upon this process.  No changes in our directors or executive officers are anticipated to result from the split transaction.

Dividend Payments

Historically, we have not paid cash dividends on our common stock.  However, our principal subsidiary, EDC, is currently examining the possibility of making a dividend distribution from EDC’s German subsidiaries to EDC.  Such a dividend remains subject to the future operating performance of EDC’s German subsidiaries and compliance with German law, and the corresponding distribution of any cash from EDC to EDCI is subject to additional security obligations and additional U.S. legal considerations.  At this time, EDCI is unable to provide any assurances that such a dividend distribution will be made, or, even if the distribution is made, that EDCI will elect to pay a corresponding special dividend to its stockholders in respect of such distribution.  However, if the split transaction is completed and we elect to pay a dividend to our stockholders, whether in respect of any distribution from our German subsidiaries or otherwise, those stockholders who are cashed-out in the split transaction prior to the declaration of any such dividend will not receive any dividend payment.

Plans or Proposals

Over the past 24 months, with the assistance of a financial advisor, we have explored various strategic acquisition alternatives with respect to our EDC subsidiary which, to date, have not resulted in the consummation of any transaction.  Apart from alternatives with respect to EDC, the Company has not engaged in serious negotiations with any potential merger parties and is not engaged in any discussions with such parties at this time.  Pursuant to the Plan of Dissolution, we will continue to seek value for our investment in EDC, but we are unable to provide any assurance that our efforts in this regard will be successful.  In particular, the cooperation of Universal, EDC’s largest customer, is critical to any sale of EDC’s German subsidiaries and based on negotiations with a potential acquirer during the fourth quarter of 2009 and first quarter of 2010, EDC does not believe Universal will cooperate with any such transaction.  As a result, any transaction involving the sale of EDC’s German subsidiaries in the near term is unlikely.  If we continue to own any interest in EDC at the end of the three year dissolution period under Delaware law, we anticipate transferring such interests to a liquidating trust, for the benefit of our stockholders.

Other than carrying-out our Plan of Dissolution and as described above with respect to EDC, neither we nor our management has any current plans or proposals to effect any extraordinary corporate transaction, either with respect to the Company or our principal subsidiaries, such as a merger or reorganization, to sell or transfer any material amount of our assets, to change either our Board of Directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business or that of our subsidiaries.  Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger transaction or any other arrangement or transaction we may deem appropriate.  In such event, our continuing stockholders may receive payment for their shares in any such transaction lower than, equal to, or in excess of the amount paid to the non-continuing stockholders in the split transaction.  Any acquisition strategy is dependent upon the opportunities that might arise, and there can be no certainty that any such transactions will occur.

Interests of Certain Persons in the Split Transaction

It is not anticipated that the split transaction will have any effect on the directors and executive officers of the Company, other than with respect to their relative share ownership.  We expect that all of our directors and executive officers who presently own shares will either hold more than 1,400 shares, or will hold shares only in a nominee name aggregating to 1,400 or more shares.  Therefore, all directors and executive officers who presently own shares will continue to own shares after the split transaction.

Because total outstanding shares will be reduced, the executive officers and directors as a group will hold a larger relative percentage ownership of the Company.  As of the record date, these directors and executive officers collectively beneficially held 397,527 shares (excluding 90,053 unexercised options), or 5.9% of our common stock (or 7.24% including unexercised options).  Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 6.5% of our common stock (excluding unexercised options) following the split transaction (or 7.95% including unexercised options).

This represents a potential conflict of interest because the directors of the Company approved the split transaction and are recommending that you approve it.  Despite this potential conflict of interest, the Board believes the proposed split transaction is fair to our unaffiliated stockholders for the reasons discussed in this proxy statement.

Financing of the Split Transaction

The Company expects that the split transaction will require approximately $2.4 million in cash, which includes approximately $2.1 million to be paid to non-continuing stockholders in exchange for their shares and approximately $0.3 million in professional fees, printing and mailing costs, filing fees and EDGAR costs, and other expenses payable by us related to the split transaction.  See “– Fees and Expenses” below for a breakdown of the expenses associated with the split transaction.  The amount payable to non-continuing stockholders may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.  In this connection, we have reserved up to $4 million in the event additional stockholders are required to be cashed-out.  We intend that the payments to the non-continuing stockholders and the costs of the split transaction will be paid from the Company’s cash-on-hand.

 Material Federal Income Tax Consequences of the Split Transaction

This section discusses the material federal income tax consequences to us and our stockholders that would result from the split transaction.  No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the split transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service.  This discussion is based on existing U.S. federal income tax law, which may change, even retroactively.  This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances.  In particular, it does not address the federal income tax considerations applicable to certain types of stockholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a straddle, hedge, risk reduction, constructive sale, or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes, or who acquired their shares of the Company common stock through the exercise of an employee stock option or otherwise as compensation.  In addition, this discussion does not address any state, local, foreign, or other tax considerations.  This discussion also assumes that you have held and, in the case of continuing stockholders will continue to hold, your shares as capital assets within the meaning of the Code.  Stockholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the split transaction, in light of their individual circumstances.

The Company.  The split transaction will constitute a tax-free “recapitalization” for federal income tax purposes, within the meaning of Section 368(a)(1)(E) of the Code, meaning that the Company will not recognize any gain or loss with respect to the transaction.

Affiliated and Unaffiliated Stockholders Who Receive No Cash.  If you continue to hold Company common stock immediately after the split transaction, and you receive no cash as a result of the split transaction, then you will not recognize any gain or loss or dividend income in connection with the transaction and you will have the same adjusted tax basis and holding period in your Company common stock as you had in such stock immediately prior to the split transaction.

 Affiliated and Unaffiliated Stockholders Who Receive Cash.  If you receive cash as a result of the split transaction and do not continue to hold shares of the Company common stock immediately after the split transaction, you will be treated as having had your shares redeemed by the Company and you will recognize gain or loss on the redeemed shares equal to the difference between the cash and your adjusted tax basis in the redeemed shares.  Any recognized gain will be treated as capital gain unless the receipt of cash is deemed to have the effect of a dividend under Section 302 of the Code, in which case the gain will be treated: (a) first, as a taxable dividend to the extent of your allocable share of the Company’s accumulated earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and (c) finally, any remaining amount as capital gain.  Under the principles of Section 302, you will recognize capital gain rather than dividend income with respect to the cash received if the redemption is (1) “not essentially equivalent to a dividend,” (2) is “substantially disproportionate,” or (3) is a “complete termination” of your interest in the Company.  In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in determining your ownership interest in the Company.  Whether a redemption by the Company is “not essentially equivalent to a dividend” with respect to you will depend on whether the redemption was a “meaningful reduction” of your interest in the Company based on the facts and circumstances.  For example, if (1) you exercise no control over the affairs of the Company (e.g., you are not an officer, director, or high ranking employee), (2) your relative stock interest in the Company is minimal, and (3) your post-split transaction ownership percentage is less than your pre-split transaction ownership percentage, then your receipt of cash would be generally regarded as “not essentially equivalent to a dividend.”  A redemption would be “substantially disproportionate” and, therefore, would not have the effect of a distribution of a dividend with respect to you if the percentage of the Company shares of common stock actually and constructively owned by you immediately after the redemption is less than 80% of the percentage of all shares of the Company common stock actually and constructively owned by you immediately before the redemption. Your interest in the Company is “completely terminated” if all of the shares of Company common stock actually and constructively owned by you are redeemed, unless you make a waiver of family attribution election and file it with the Internal Revenue Service pursuant to Section 302(c) of the Code, in which case the Company common stock constructively owned by you does not have to be redeemed.

Any capital gain will be treated as a long-term capital gain if, as of the date of the exchange, the holding period for your Company shares is greater than one year.  Any gain recognized by you and classified as a dividend under Section 302 of the Code will be treated as either ordinary income or qualified dividend income.  Any gain treated as qualified dividend income will be taxable to you, if you are an individual stockholder, at the long-term capital gains rate, provided that you held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the closing date.  Gain treated as ordinary income will be taxed at ordinary income rates.

In all other cases, if you receive cash in lieu of a fractional share of the Company common stock, and immediately after the split transaction you constructively own shares of the Company common stock, the cash you receive will be treated: (1) first, as a taxable dividend to the extent of your ratable share of the Company’s accumulated earnings and profits; (2) then, if the total amount of cash paid in the split transaction exceeds the Company’s accumulated earnings and profits, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and (3) finally, to the extent of the cash in excess of your adjusted tax basis in the redeemed shares, as capital gain from the sale or exchange of the redeemed shares.

Payments of cash to you for the surrender of your redeemed shares of the Company common stock will be subject to information reporting and “backup” withholding at a rate of 28% of the cash payment, unless you furnish the Company with your taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding, and satisfy certain other conditions.  Backup withholding is not an additional tax.  Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

As explained above, the amounts paid to you as a result of the split transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.  The foregoing discussion of material United States federal income tax consequences of the split transaction represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect.  You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the split transaction, as well as the applicability of the alternative minimum tax to you, in light of your specific circumstances.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware law, our Certificate of Incorporation, or our bylaws to stockholders who dissent from the split transaction.  There may exist other rights or actions under

Delaware law or federal or state securities laws for stockholders who can demonstrate that they have been damaged by the split transaction.  Although the nature and extent of these rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Regulatory Requirements

In connection with the split transaction, we will be required to make a number of filings with various federal and state governmental agencies, including:

•	filing of amendments to the Company’s Certificate of Incorporation with the Delaware Secretary of State, in accordance with Delaware law; and

•	complying with federal and state securities laws, including filing this proxy statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC.

Accounting Treatment

We anticipate that we will account for the split transaction by treating the shares repurchased in the split transaction as shares that are cancelled and restored to the status of authorized but unissued shares.

Fees and Expenses

We will be responsible for paying the fees and expenses related to the split transaction, consisting primarily of fees and expenses of our financial advisor, attorneys, printing and mailing costs, filing fees and EDGAR costs, and other related charges.  We estimate that our expenses will total approximately $300,000, assuming the split transaction is completed.  This amount consists of the following estimated fees:

Description	Amount
Coady Diemar fees and expenses	$75,000
Legal fees and expenses	$150,000
Paying agent fees and expenses	$20,000
Printing and mailing costs	$30,000
Filings fees and EDGAR charges	$10,000
Miscellaneous expenses	$15,000
TOTAL	$300,000

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables set forth certain financial and other data of EDCI as of and for the periods indicated.  The summary financial information presented below is derived in part from EDCI’s consolidated financial statements.  The following is only a summary and you should read it in conjunction with EDCI’s consolidated financial statements and notes included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009, which information is incorporated by reference herein in its entirety.  Our Form 10-K for the year ended December 31, 2009 may be viewed on our website at http://edcih.com or at http://www.sec.gov, or, if you request in writing, we will send you a copy of the Form 10-K.  The information as of and for each of the two years ended December 31, 2009 and 2008 is derived in part from the audited consolidated financial statements of EDCI included in our Form 10-K for the year ended December 31, 2009.  The information as of and for the three and six months ended June 30, 2010 is derived in part from our unaudited consolidated interim financial statements prepared using the liquidation basis of accounting included in our Form 10-Q for the quarter ended June 30, 2010.  The information for the three and six months ended June 30, 2009 is derived in part from our unaudited consolidated interim financial statements included in our Form 10-Q for the quarter ended June 30, 2009.  In the opinion of EDCI’s management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the net assets of EDCI in liquidation have been made.

The following pro forma data regarding net assets in liquidation is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the split transaction and expenses related to the transaction.  The pro forma net assets in liquidation data is presented based on the assumption that an aggregate of 600,000 shares will be converted into fractional shares as a result of the split transaction and will be cashed-out for approximately $2.1 million, with $0.3 million in expenses related to the transaction incurred as of June 30, 2010.

Unaudited Interim Consolidated Statement of Changes in Net Assets in Liquidation (Liquidation Basis)

(Dollars in thousands)	For the Three Months Ended June 30, 2010	For the Six Months Ended June 30, 2010
	(unaudited)

Net assets in liquidation – beginning of period	$36,260	$56,857

Increase (decrease) in net assets in liquidation:
Adjustment to reserve for certain tax positions	2,312	2,312
Adjustment to liquidation accrual	(1,052)	(1,052)
Other	849	1,331
Exercise of stock options	–	76
Distributions to stockholders	–	(21,000)
Effect of foreign currency translation	330	175
Changes in net assets in liquidation	$2,439	$(18,158)

Net assets in liquidation – June 30, 2010	$38,699	$38,699

Selected Unaudited Interim Consolidated Net Assets in Liquidation Data (Liquidation Basis)

(Dollars in thousands, except share and per share data)	As of June 30, 2010
(unaudited)

Total assets	$100,685

Total liabilities	61,840
Noncontrolling interest at estimated value	146
Total liabilities and noncontrolling interest	61,986

Net assets in liquidation	$38,699

Net assets in liquidation per common share (basic)	$5.75
Net assets in liquidation per common share (diluted)	$5.75
Basic weighted average number of common shares outstanding	6,729,076
Diluted weighted average number of common shares outstanding	6,729,076

Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation (Liquidation Basis)
As of June 30, 2010

(Dollars in thousands)	Historical	Pro Forma Adjustments	Pro Forma
ASSETS
Cash and cash equivalents	$68,347	$(2,365)	$65,982
Restricted cash	2,846		2,846
Investments	870		870
Accounts receivable, net	6,378		6,378
Employee benefit receivable from Universal	1,688		1,688
Inventories, net	3,593		3,593
Prepaid expenses and other current assets	8,705		8,705
Deferred income taxes	1,858		1,858
Assets held for sale	6,400		6,400
Total assets	$100,685	$(2,365)	$98,320

LIABILITIES AND NET ASSETS IN LIQUIDATION
Accounts payable	$6,593		$6,593
Accrued expenses and other liabilities	12,491		12,491
Liquidation accrual	6,700	(300)	6,400
Loans from employees	1,365		1,365
Universal rebate payable	1,693		1,693
Deferred income taxes	66		66
Reserve for uncertain tax positions	871		871
Pension and other defined benefit obligations	32,061		32,061
Total liabilities	$61,840	$(300)	$61,540
Noncontrolling interest at estimated value	146		146
Total liabilities and noncontrolling interest	$61,986	$(300)	$61,686

Net assets in liquidation	$38,699	$(2,065)	$36,634

Selected Annual Consolidated Operating and Balance Sheet Data (Going Concern Basis)

	As of and for the Years Ended December 31,
(Dollars in thousands, except share and per share data)	2009	2008

Operating Data:
Total revenues	$187,876	$238,428
Cost of revenues	151,861	190,479
Gross profit	36,015	47,949
Loss from continuing operations	(141)	(12,690)
Loss from discontinued operations	(2,685)	(11,677)
Gain (loss) on sale of EDC U.S. operations	(21)	2,712
Net loss	(2,847)	(21,655)
Net loss per common share from continuing operations (basic)	$(0.02)	$(1.86)
Net loss per common share from continuing operations (diluted)	$(0.02)	$(1.86)
Net loss per common share (basic)	$(0.42)	$(3.17)
Net loss per common share (diluted)	$(0.42)	$(3.17)
Basic weighted average number of common shares outstanding	6,699,258	6,840,367
Diluted weighted average number of common shares outstanding	6,699,258	6,840,367

Balance Sheet Data:
Working capital	$97,552	$81,392
Total assets	164,234	192,550
Current liabilities, including current portion of long-term debt	39,493	54,014
Long-term debt	1,488	7,996
Accumulated deficit	(297,835)	(294,988)
Stockholders’ equity	83,668	84,604

Selected Unaudited Interim Consolidated Operating Data (Going Concern Basis)

(Dollars in thousands, except share and per share data)	For the Three Months Ended June 30, 2009	For the Six Months Ended June 30, 2009
	(unaudited)

Total revenues	$37,416	$78,667
Cost of revenues	31,675	67,356
Gross profit	5,741	11,311
Loss from continuing operations	(7,363)	(6,719)
Loss from discontinued operations	(1,273)	(2,600)
Gain on sale of EDC U.S. operations	52	180
Net loss	(8,584)	(9,139)
Net loss per common share from continuing operations (basic)	$(1.10)	$(1.00)
Net loss per common share from continuing operations (diluted)	$(1.10)	$(1.00)
Net loss per common share (basic)	$(1.28)	$(1.36)
Net loss per common share (diluted)	$(1.28)	$(1.36)
Basic weighted average number of common shares outstanding	6,706,244	6,706,244
Diluted weighted average number of common shares outstanding	6,706,244	6,706,244

MARKET PRICE OF EDCI COMMON STOCK AND DIVIDEND INFORMATION

EDCI’s common stock trades on the NASDAQ Capital Market under the symbol “EDCI.”  The last reported sale price per share of EDCI common stock on (1) July 21, 2010, the business day preceding the public announcement of the split transaction, and (2) __________, 2010, the last practicable date prior to the date of this document, were $4.02 and $_____, respectively.  The table below sets forth the inter-day high and low sale prices for our common stock on the NASDAQ Capital Market for the periods indicated.

	Price Range of Common Stock
	High	Low
Fiscal year 2010:
1st quarter ended 3/31/10	$6.35	$2.75
2nd quarter ended 6/30/10	$3.63	$2.78
Fiscal year 2009:
1st quarter ended 3/31/09	$4.84	$3.61
2nd quarter ended 6/30/09	$5.50	$4.16
3rd quarter ended 9/30/09	$6.39	$4.76
4th quarter ended 12/31/09	$6.45	$5.46
Fiscal year 2008:
1st quarter ended 3/31/08	$7.40	$4.60
2nd quarter ended 6/30/08	$5.80	$3.90
3rd quarter ended 9/30/08	$5.90	$3.30
4th quarter ended 12/31/08	$4.96	$2.17

At __________, 2010 there were approximately [1,268] holders of record of EDCI’s common stock.

EDCI has not paid a cash dividend on its common stock during fiscal year 2010, 2009, or 2008.  EDCI presently intends to retain the proceeds realized upon the liquidation of its assets and distribute such amounts pursuant to the Plan of Dissolution, and does not anticipate paying any cash dividends in the foreseeable future.  On February 1, 2010, EDCI made an initial cash dissolution distribution of $3.12 per share on common stock outstanding as of January 20, 2010.  In addition, on July 30, 2010 EDCI made a second dissolution distribution to its stockholders of $1.56 per share.  In the aggregate, approximately $31.5 million of EDCI’s cash (or $4.68 per share) has been returned to its stockholders pursuant to these distributions.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, with respect to EDCI’s shares of common stock that may be issued under EDCI’s existing equity compensation plan, which has been approved by the stockholders.  EDCI currently does not have any equity compensation plans related to our publicly traded common stock that have not been approved by stockholders.  Pursuant to the terms of EDCI’s Incentive Plan under which options and restricted stock units (“RSUs”) are granted, the Compensation Committee of the Board of Directors is authorized to and has approved the suspension of new grants of options and RSUs.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plan approved by stockholders	137,053	$31.32	873.227

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Listed in the following table are the number of shares of common stock beneficially owned by each director and each of our named executive officers, and the number of shares owned by directors and executive officers as a group, as of July 31, 2010.  Except as noted below, the address of each beneficial owner is EDCI Holdings, Inc., 11 East 44th Street, Suite 1201, New York, New York 10017.  As of July 31, 2010, there are no beneficial owners of more than 5% of the Company’s outstanding common stock known to the Company.

	Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

	Clarke H. Bailey	96,311(1)	1.43
	Matthew K. Behrent	2,000	*
	Roger J. Morgan	-	*
	Ramon D. Ardizzone	26,074(2)	*
	Cliff O. Bickell	25,735(3)	*
	Peter W. Gilson	27,997(4)	*
	Horace H. Sibley	26,477(5)	*
	David Sandberg (8)	282,986	4.20
	All directors and executive officers as a group (8 persons)	487,580(6)	7.24

*	Less than 1%.

(1)	Includes 70 shares held by Mr. Bailey’s son and 60,053 shares that may be acquired at or within 60 days of July 31, 2010, pursuant to the exercise of options.

(2)	Includes 6,000 shares that may be acquired at or within 60 days of July 31, 2010 pursuant to the exercise of options.

(3)	Includes 6,000 shares that may be acquired at or within 60 days of July 31, 2010 pursuant to the exercise of options.

(4)	Includes 9,000 shares that may be acquired at or within 60 days of July 31, 2010 pursuant to the exercise of options.

(5)	Includes 9,000 shares that may be acquired at or within 60 days of July 31, 2010 pursuant to the exercise of options.

(6)	Includes 90,053 shares that may be acquired at or within 60 days of July 31, 2010 pursuant to the exercise of options.

(7)	Includes 3,000 shares that may be acquired at or within 60 days of July 31, 2010 pursuant to the exercise of options.

(8)
Red Oak Partners, LLC (“ROP”) serves as the general partner of The Red Oak Fund, LP, a Delaware limited partnership (the “Fund”), the direct owner of the subject securities. David Sandberg is the managing member of ROP and the Fund’s portfolio manager.  ROP serves as a general partner of Pinnacle Partners, LLC, a Colorado limited liability limited company (“Pinnacle Partners”). Pinnacle Partners manages Pinnacle Fund, LLP, a Colorado limited liability partnership (“Pinnacle Fund”), the direct owner of the subject securities.  ROP is the investment advisor to Bear Market Opportunity Fund, L.P., the direct owner of the subject securities, and exercises investment control over the subject securities. David Sandberg is the managing member of ROP and is the portfolio manager of the Bear Market Opportunity Fund, L.P.  Each reporting person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such reporting person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purpose.

Stock Repurchases

In the last two years, pursuant to a previously announced Board approved stock repurchase program, we have repurchased an aggregate of 146,000 shares of our common stock between September 24, 2008 and September 11, 2009, at an average price of $4.25 per share.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the age and current position of each person who currently serves as a director or executive officer of the Company.  A description of each director’s and executive officer’s material occupations, positions, offices, or employment during the past five years follows the table.

Name	Age	Position
Clarke H. Bailey	56	Chairman of the Board; Chief Executive Officer
Peter W. Gilson	70	Director
David A. Sandberg	37	Director
Ramon D. Ardizzone	72	Director; Vice Chairman of the Board
Cliff O. Bickell	67	Director
Matthew K. Behrent	39	Executive Vice President, Corporate Development
Roger J. Morgan	45	Consultant to EDC
Kyle E. Blue	32	Treasurer (Principal Financial Officer)

Clarke H. Bailey; age 56; Director of the Company since December 1990; Chief Executive Officer of the Company since July 2009; Interim Chief Executive Officer of the Company from September 2008 to January 2009; Chief Executive Officer of the Company from October 2003 to November 2006; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; Acting Chief Executive Officer of the Company from May 1994 to December 1994.  Director of Iron Mountain Incorporated.  Director of ACT Teleconferencing, Inc.  Mr. Bailey has extensive executive experience in strategic planning, mergers and acquisitions, international operations, corporate governance and demonstrated strong leadership skills during his tenure as Chairman of the Board.

Peter W. Gilson; age 70; Director of the Company since March 1997; Chairman of the Board of Directors of Swiss Army Brands, Inc. from May 1998 to August 2002; Chairman of the Executive Committee of Swiss Army Brands, Inc. from 1998 to May 2002; President, Chief Executive Officer and Director of Physician Support Systems, Inc. from 1991 to December 1997.  Mr. Gilson has extensive executive experience in corporate development, strategic planning, and public company executive compensation. Mr. Gilson currently serves as the Chairman of the Compensation Committee of the Board.

David A. Sandberg; age 37; Director of the Company since June 2009; managing member, founder, and portfolio manager of Red Oak Partners, LLC, a New York-based hedge fund advisor, since its March 2003 inception.  Previously, Mr. Sandberg co-managed JH Whitney & Co.’s Green River Fund.  Director of SMTC Corp.  Chairman of Asure Software, Inc.  Mr. Sandberg has extensive experience in corporate finance and public company strategic planning.

Ramon D. Ardizzone; age 72; Director of the Company since November 1992; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994.  Mr. Ardizzone has extensive executive experience in corporate finance and strategic planning, international operations, and sales and marketing.

Cliff O. Bickell; age 67; Director of the Company since October 2004; Acting President, Scientific Games, Inc. Printed Parts Division from January 2008; Full-time and part-time consultant to Scientific Games, Inc. from January 2007 to December 2007; President, Scientific Games, Inc. Printed Products Division from September 2000 to December 2006; Vice President, Chief Financial Officer and Treasurer of Scientific Games, Inc. from January 1995 to August 2000; Vice President, Chief Financial Officer, and Treasurer of Paragon Trade Brands, Inc. from May 1992 to January 1995.  Mr. Bickell has extensive executive experience in corporate finance and accounting, strategic planning, and operations.  Mr. Bickell currently serves as Lead Director, Chairman of the Audit Committee of the Board and has been designated as the Audit Committee financial expert.

Matthew K. Behrent; age 40; Executive Vice President, Corporate Development of the Company and EDC, LLC since November 2007; Senior Vice President & Chief Acquisitions Officer of the Company from July 2005 to November 2007; Vice President of Revolution Partners from March 2004 until June 2005; Associate at Credit Suisse First Boston from June 2000 until January 2003; Associate at Cleary Gottlieb Steen & Hamilton from June 1998 until May 2000.  Director of Tengasco Inc.

Roger J. Morgan; age 45; Consultant to EDC since June 2010; Executive Vice President International Operations of EDC, LLC from June 2005 to May 2010; Director of EDC since June 2010; Head of Operations Universal Manufacturing & Logistics International from January 2005 to May 2005; Chief Financial Officer of Universal Manufacturing & Logistics International from July 1999 to December 2004.

Kyle E. Blue; age 32; Treasurer of the Company since May 2009; assumed the duties of principal financial officer for the Company in July 2010; and joined the Company in April 2007 as the Company’s Senior Manager of External Reporting.  Prior to joining the Company, Mr. Blue was an Audit Manager with the public accounting firm of Hein & Associates LLP.  Mr. Blue is a certified public accountant.

Neither the Company nor, to the Company’s knowledge, the Company’s directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  Clarke H. Bailey, Peter W. Gilson, David A. Sandberg, Ramon D. Ardizzone, Cliff O. Bickell, Matthew K. Behrent, and Kyle E. Blue are citizens of the United States.  Roger J. Morgan is a citizen of the United Kingdom.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

In addition to the proposal to approve the split transaction, the stockholders of the Company are also being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event there are not sufficient votes, in person or by proxy, to approve the split transaction proposal.

Pursuant to Delaware law, the holders of a majority of the outstanding shares of common stock of the Company are required to approve the split transaction.  It is rare for a company to achieve 100% (or even 90%) stockholder participation at an annual or special meeting of stockholders, and the holders of at least one-third of the outstanding shares of common stock of the Company are required to be represented at the meeting, in person or by proxy, for a quorum to be present to allow the transaction of business.  In the event that stockholder participation at the special meeting is lower than expected, the Company would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader stockholder participation and additional votes to approve the split transaction.

Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies requires a vote of more shares in favor of the proposal than are voted against the proposal.  Abstentions and broker non-votes will not be treated as votes against the proposal, and, therefore, will have no impact on this proposal.

The Board of Directors of the Company unanimously recommends that you vote “FOR” this proposal.

STOCKHOLDER COMMUNICATIONS AND PROPOSALS OF STOCKHOLDERS

It is the policy of the Company that stockholders may, at any time, communicate with any of the Company’s directors by mailing a written communication to such director, c/o Secretary, EDCI Holdings, Inc.., 11 East 44th Street, Suite 1201, New York, New York 10017.  All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient.  Examples of stockholder communications that would be considered improper for submission include, without limitation, communications that:

•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of the Board;

•	are advertisements or other commercial solicitations; or

•	are frivolous or offensive or otherwise not appropriate for delivery to directors.

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our By-Laws.  If the split transaction is not consummated and we remain a public company, in order to have a proposal intended to be presented at the 2011 Annual Meeting of Stockholders be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Secretary of the Company no later than January 3, 2011.  In addition, the Company’s By-Laws provide that if a stockholder desires to submit a proposal for consideration at the 2011 Annual Meeting of Stockholders, or to nominate persons for election as director at that meeting, the stockholder must deliver written notice of such proposal or nomination in writing in the form specified by the By-Laws to the Secretary of the Company no later than April 16, 2011 or such proposal will be considered untimely.  The Company’s By-Laws further provide that the presiding officer of an annual meeting shall refuse to acknowledge any untimely proposal or nomination.  Additionally, under applicable SEC rules the persons named in the proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders would have discretionary authority to vote on any such untimely nomination or proposal.

FORWARD-LOOKING STATEMENTS

This proxy statement and other reports that we file with the SEC contain forward-looking statements about the split transaction and our business.  For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements.  Forward-looking statements are based on management’s current expectations, and generally can be identified by the use of words such as “believes,” “contemplates,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “can,” “will,” “may,” and other similar expressions.  These forward-looking statements include, but are not limited to, statements concerning the following:

•
the completion of the split transaction and the termination of the registration of our common stock under the Exchange Act, delisting of our common stock on the NASDAQ Capital Market, and the suspension of our SEC reporting requirements;

•	the estimated number of shares to be cashed-out in the split transaction;
•
the expected cost of the split transaction, including the estimated amount to be paid to cash-out the holders of fewer than 1,400 shares immediately prior to the completion of the reverse stock split, and the other related costs of the transaction;

•	the cost savings that we expect to realize following the termination of the registration of our common stock;
•	the ability of continuing stockholders to sell their shares following the completion of the split transaction, either in the Pink Sheets or in privately negotiated transactions;
•	the percentage ownership of our common stock by our directors and executive officers and their affiliates following the completion of the split transaction; and
•	the expectation that we will continue to wind-up our business and operations pursuant to the Plan of Dissolution.

These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by, or underlying these forward-looking statements.  These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change, or other circumstances that could give rise to the abandonment of the split transaction;
•
the outcome of any legal proceedings that may be instituted against us and others relating to the split transaction, the termination of the registration of our common stock, or the delisting of our common stock from the NASDAQ Capital Market;

•
the occurrence of any event, change, or other circumstance that could prevent or delay us from terminating the registration of our common stock under the Exchange Act, including, without limitation, any failure of the split transaction to result in the reduction of the number of our stockholders of record to below 300;

•	the amount of the costs, fees, expenses, and charges that we incur in connection with the split transaction; and
•	the inability to realize the cost savings that we expect to achieve as a result of the termination of the registration of our common stock.

For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement.  The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and we expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events of circumstances, except as required by law.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference.  This means that we are referring you to information that we have filed separately with the SEC.  The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC.  Our Annual Report on Form 10-K for the year ended December 31, 2009 includes financial statements and schedules.  Our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2010 also includes financial statements and schedules.  The Company’s Form 10-K was filed with the SEC on March 5, 2010 and its Form 10-Q for the quarter ended June 30, 2010 was filed with the SEC on August 10, 2010.

This proxy statement incorporates by reference the following documents that we have previously filed with the SEC.  They contain important information about the Company and its financial condition.

•	Our Annual Report on Form 10-K for the year ended December 31, 2009.
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2010.
•	Our Current Reports on Form 8-K filed with the SEC on January 8, June 21, July 7, July 22, and August 6, 2010.

This proxy statement incorporates by reference our financial statements that are contained in certain documents that we have previously filed with the SEC, as follows:

•
Our audited consolidated balance sheets as of the years ended December 31, 2009 and 2008, our audited consolidated statements of operations for the years ended December 31, 2009 and 2008, our audited consolidated statements of stockholders’ equity and comprehensive income (loss) for the years ended December 31, 2009 and 2008, our audited consolidated statements of cash flows for the years ended December 31, 2009 and 2008, and the Notes to our audited Consolidated Financial Statements, in each case contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.

•
Our unaudited Statement of Changes in Net Assets in Liquidation for the three and six months ended June 30, 2010, our unaudited Statement of Net Assets in Liquidation (Liquidation Basis) as of June 30, 2010, and the Notes to our unaudited Consolidated Financial Statements, in each case contained in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15 (d) of the Exchange Act between the date of this proxy statement and the date of the special meeting.

We will provide, without charge, upon the written or oral request of any person to whom this proxy statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement.  You may obtain a copy of these documents and any amendments thereto by written request addressed to our Corporate Secretary, EDCI Holdings, Inc., 11 East 44th Street, Suite 1201, New York, New York 10017.  These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

The split transaction is a “going private” transaction subject to Rule 13e-3 of the Exchange Act.  We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the split transaction.  The Schedule 13E-3 contains additional information about us.  Copies of the Schedule 13E-3 are available for inspection and copying at our principal offices during regular business hours by any of our interested stockholders, or by a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request to our Corporate Secretary, EDCI Holdings, Inc.., 11 East 44th Street, Suite 1201, New York, New York 10017.

We also file annual, quarterly, and current reports, proxy statements, and other information with the SEC.  You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549-2521.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  You may also find the materials we file with the SEC on the “Investor Relations” section of our website at http://www.edcih.com.  Information on our website is not incorporated by reference into, or made a part of, this proxy statement.

HOUSEHOLDING

We are delivering a single copy of our proxy statement to persons with the same last name residing in a single household or whom we reasonably believe are members of the same family, unless we have been notified that such persons prefer to receive individual copies of the proxy statement.  This practice is referred to as “householding.”  If you reside at an address that received only one copy of our proxy statement as a result of householding, we will promptly deliver additional copies upon oral or written request to EDCI Holdings, Inc., 11 East 44th Street, Suite 1201, New York, New York 10018, Attn: Corporate Secretary, or you may request additional copies by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.

If you object to householding and wish to receive separate copies of documents in the future, you may contact our proxy distributor, Broadridge Financial Solutions, Inc. (“Broadridge”), whether your shares are held of record by you or held in an account at a brokerage firm or bank at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  Broadridge will remove a requesting stockholder from the householding program within 30 days of the stockholder’s written request.  If you received multiple copies of our proxy statement or other documents at a single address and would like to request delivery of a single copy in the future, please contact us or Broadridge as described above.

OTHER BUSINESS

We know of no other business to be presented at the special meeting, and no other matters properly may be presented for a vote at the special meeting.  If any other business properly were to come before the special meeting, it is intended that the shares represented by proxies would be voted with respect thereto in accordance with the best judgment of the persons named in the form of proxy.

By Order of the Board of Directors,

New York, New York __________, 2010	Clarke H. Bailey Chairman of the Board and Chief Executive Officer

Appendix A-1

Proposed Form of Amendment to Certificate of Incorporation to
Effect Reverse Stock Split

The first paragraph of Article Fourth of the Certificate of Incorporation of EDCI Holdings, Inc. is hereby amended by deleting that paragraph in its entirety and replacing it with the following paragraphs:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 205,000,000, consisting of 200,000,000 shares of Common Stock with a par value of $0.02 per share, and 5,000,000 Preferred Shares with a par value of $0.01 per share.

Without regard to any other provision of this Certificate of Incorporation, each 1,400 shares of the Common Stock of the Corporation (“Old Common Stock”), whether issued and outstanding or authorized but unissued immediately prior to the time this amendment becomes effective (the “Reverse Split Effective Time”), shall be automatically changed and combined, as of the Reverse Split Effective Time, into one (1) fully paid and non-assessable share of the Corporation’s Common Stock; provided that, to the extent such reverse stock split results in any record holder of Common Stock owning less than one share (a “Fractional Share”) thereof, the Corporation hereby redeems such Fractional Share, and the Corporation shall pay in cash $3.44 for each share of Old Common Stock held by any record holder of fewer than 1,400 shares immediately prior to the Reverse Split Effective Time.”

A-1-1

Appendix A-2

Proposed Form of Amendment to Certificate of Incorporation to
Effect Forward Stock Split

The first paragraph of Article Fourth of the Certificate of Incorporation of EDCI Holdings, Inc. is hereby amended by deleting that paragraph in its entirety and replacing it with the following paragraphs:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 205,000,000, consisting of 200,000,000 shares of Common Stock with a par value of $0.02 per share, and 5,000,000 Preferred Shares with a par value of $0.01 per share.

Without regard to any other provision of this Certificate of Incorporation, each share of the Common Stock of the Corporation, whether issued and outstanding or authorized but unissued immediately prior to the time this amendment becomes effective (the “Forward Split Effective Time”), shall be automatically changed and reclassified, as of the Forward Split Effective Time, into 1,400 fully paid and non-assessable shares of the Corporation’s Common Stock; provided that, no fractional shares of Common Stock shall be issued.”

A-2-1

Appendix B

COADY DIEMAR	PARTNERS
Investment Bankers

July 22, 2010

The Special Committee of the Board of Directors EDCI Holdings, Inc.
11 East 44th Street Suite 1201
New York, NY 10017

To the Members of the Special Committee of the Board of. Directors:

We understand that EDCI Holdings, Inc. ("EDCI" or the "Company"), a Delaware corporation, intends to effect a 1-for-1400 reverse stock split of the Company's common stock ("Common Stock"), which would then be immediately followed by a 1400-for-1 forward stock split thereof (the "Reverse/ Forward Split"). It is our further understanding that, following the Reverse / Forward Split, the Company intends to delist the Common Stock from the NASDAQ and deregister the Common Stock under the Securities Exchange Act of 1934, as amended (in conjunction with the Reverse / Forward Split, the "Transaction"). As a result of the Transaction, each stockholder owning less than 1400 shares of Common Stock before the Transaction (but not those holding 1400 shares or more) would receive from the Company $3.44 in cash for each share of Common Stock held by such stockholder as of immediately prior to the effectiveness of the Reverse / Forward Split (the "Transaction Consideration"). In addition, we have been advised by EDCI that, pursuant to the Company's Plan of Complete Liquidation and Dissolution ("Plan of Dissolution'), EDCI’s Board of Directors has approved, and the Company intends to make, a dissolution payment to all stockholders of $1.56 per share of Common Stock in cash on or about July 30, 2010 and that such payment will occur before the effectiveness of the Reverse/Forward Split (the "Dissolution Payment"). Coady Diemar Partners, LLC ("Coady Diemar") has been engaged by the Special Committee of the Board of Directors of EDCI (the "Special Committee") to render an opinion (whether or not favorable) to the Special Committee as to whether, from a financial point of view, the Transaction Consideration is fair to the unaffiliated stockholders of the Company whose fractional shares of Common Stock would be cashed out as part of the Transaction (the "Opinion").

In performing our analyses and for purposes of the Opinion set forth herein, we have, among other things:

i)	reviewed the financial terms and conditions of the Transaction, including the description thereof contained in the draft proxy statement provided to Coady Diemar on July 22, 2010;

ii)
reviewed publicly available financial information and other data with respect to EDCI, including the Company's Plan of Dissolution, the definitive proxy statement filed with the Securities and Exchange Commission on November 16, 2009 pursuant to which the Company's Plan of Dissolution was submitted to its stockholders for approval, the Form 10-K's for the fiscal years ended December 31, 2007 through 2009 and the Form 10-Q's for each three month period ended from March 31, 2008 to March 31, 2010, and the audited and unaudited consolidated financial statements of EDCI, respectively, set forth therein, as well as certain other pubic filings made;

iii)	reviewed certain internal financial information and other data relating to the business and financial prospects of EDCI furnished to Coady Diemar by EDCI;

1370 Avenue of the Americas, 27th Floor   ●   New York: NY 10019   ●   (212)901-2600   ●   Fax (212) 901-2611   ●   mvw.coadydiemar.com

The Special Committee of the Board of Directors	July 22, 2010
EDCI Holdings, Inc.	Page 2

iv)	held discussions with the senior management of EDCI ("Management") regarding the historic, current and future outlook of EDCI;

v)
reviewed the asset purchase agreement and corresponding security agreement between Entertainment Distribution Company, LLC, Entertainment Distribution Company (USA), LLC ("EDC USA") and Sony DADC US Inc. dated December 31, 2008;

vi)
discussed with Management details of its German subsidiary ("EDC GmbH"), including, but not limited to: (a) the state of the European CD and DVD manufacturing and distribution industry, (b) EDC GmbH's relationship with its largest customer, (c) the recently terminated sale process for EDC GmbH and (d) regulations and other factors affecting distributions to the equity holders of EDC GmbH;

vii)
reviewed financial and operating information with respect to certain publicly-traded companies in the CD and DVD manufacturing and distribution industry which we believe to be generally comparable to the business of EDC GmbH;

viii)
reviewed the financial terms of certain recent business combinations in the CD and DVD manufacturing and distribution industry involving companies which we believe to be generally comparable to the business of EDC GmbH;

ix)	analyzed historic trading prices and volume in EDCI's shares;

x)	analyzed other recent reverse/forward split transactions and the premiums paid in such transactions as fractional share consideration;

xi)	reviewed the projected post-Transaction financial results of EDCI prepared by Management;

xii)	considered the effect of the Company's planned delisting and deregistration of the Common Stock on the post-Transaction value of the Common Stock; and

xiii)	performed other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate for purposes of our Opinion.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering the Opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, with the exception of a May 17, 2010 appraisal of EDC USA's Kings Mountain Facility in Grover, NC performed by Fred H. Beck & Associates, LLC. We have further relied upon the assurances and representations from Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of the Opinion.

Further, the Opinion is necessarily based upon information made available to us, as well as the economic, monetary, market, financial and other conditions as they exist as of the date of this letter. Except to the extent expressly contemplated in our engagement letter with the Company, we disclaim any obligation to advise the Special Committee or any person of any change in any fact or matter affecting the Opinion, which may come or be brought to our attention after the date of the Opinion.

Each of the analyses conducted by Coady Diemar was carried out to provide a particular perspective of the Transaction. Coady Diemar did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support the Opinion as to the fairness of the Transaction to the unaffiliated stockholders whose fractional shares of Common Stock would be cashed out as part of the

1370 Avenue of the Americas, 27th Floor   ●   New York: NY 10019   ●   (212)901-2600   ●   Fax (212) 901-2611   ●   mvw.coadydiemar.com

The Special Committee of the Board of Directors	July 22, 2010
EDCI Holdings, Inc.	Page 3

Transaction. Coady Diemar does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole support its conclusion and the Opinion. Accordingly, Coady Diemar believes that its analyses must be considered in their entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Coady Diemar in connection with the preparation of the Opinion.

The Opinion does not constitute a recommendation to proceed with the Transaction. The Opinion relates solely to the question of the fairness of the Transaction Consideration to the unaffiliated stockholders of the Company whose fractional shares of Common Stock would be cashed out as part of the Transaction. We are expressing no opinion as to the tax consequences of the Transaction to any of the unaffiliated stockholders.

Coady Diemar, a Financial Industry Regulatory Authority (FINRA) member, as part of its investmentbanking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, stock buybacks, and valuations for corporate and other purposes. Coady Diemar has received a non-contingent fee from EDCIrelating to its services in providing the Opinion. In an engagement letter dated May 4, 2010, EDCI has agreed to indemnify Coady Diemar with respect to Coady Diemar's services relating to the Opinion. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Coady Diemar and any party to the Transaction.

Based on and subject to the foregoing, including, for the avoidance of doubt, that the Company proceeds with the Dissolution Payment discussed herein in advance of the Transaction, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the unaffiliated stockholders of the Company whose fractional shares of Common Stock would be cashed out as part of the Transaction is fair, from a financial point of view, to such stockholders.

Very truly yours,

Coady Diemar Partners, LLC

1370 Avenue of the Americas, 27th Floor   ●   New York: NY 10019   ●   (212)901-2600   ●   Fax (212) 901-2611   ●   mvw.coadydiemar.com

EDCI HOLDINGS, INC. 11 EAST 44TH STREET SUITE 1201 NEW YORK, NEW YORK 10017
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on __________, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on __________, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒				KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.				DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain

1.
Proposal to adopt two amendments to the Certificate of Incorporation of EDCI Holdings, Inc. (the “Company”).  The amendments will provide for (i) a reverse 1-for-1,400 stock split, followed immediately by (ii) a forward 1,400-for-1 stock split.  Each record stockholder of the Company owning fewer than 1,400 shares of common stock, $0.02 par value per share, immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $3.44 per share on a pre-split basis.
				☐	☐	☐
				For	Against	Abstain
2.	Proposal to approve the adjournment of the special meeting, if necessary, to permit the solicitation of additinal proxies.			☐	☐	☐

 NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND ACCORDING TO THE JUDGMENT OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com.

EDCI HOLDINGS, INC.
Special Meeting of Stockholders __________, 2010 __:____ AM This proxy is solicited by the Board of Directors
The undersigned stockholder of EDCI Holdings, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement each dated __________, 2010 and hereby appoints Clarke H. Bailey and Matthew K. Behrent, each as proxy and attorney-in-fact. with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Stockholders of EDCI Holdings, Inc. to be held on __________, 2010, at __:___ a.m., local time, at ____________________, and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein.  If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.  The Notice of Special Meeting of Stockholders, Proxy Statement, and form of proxy card for the Special Meeting are also available at http://www.edcih.com.  You also may request a copy of these materials by calling (646) 401-0084 or by sending an e-mail to EDCInvestorRelations@edcih.com.  For meeting directions please call (646) 401-0084.

Continued and to be signed on reverse side